Exhibit 10.21
Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EUREKA MOLY, LLC

BETWEEN

NEVADA MOLY, LLC

AND

POS–Minerals CORPORATION

THE INTERESTS DESCRIBED AND REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS (THE “SECURITIES LAWS”) AND MAY BE RESTRICTED SECURITIES AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES LAWS. TO THE EXTENT THE INTERESTS CONSTITUTE SECURITIES UNDER THE SECURITIES LAWS, THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC;
SOLO COVER PAGE

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC;
TABLE OF CONTENTS – Page 1

6.2	Powers	25
6.3	Decisions	26
6.4	Major Decisions.	26
6.5	Meetings	28
6.6	Action Without Meeting	28
6.7	Matters Requiring Approval	29

ARTICLE VII MANAGER		29
7.1	Appointment	29
7.2	Powers and Duties of Manager	29
7.3	Standard of Care	33
7.4	Resignation; Removal; Replacement	33
7.5	Payments To Manager	34
7.6	Transactions With Affiliates	35
7.7	Activities During Deadlock	35

ARTICLE VIII PROGRAMS AND BUDGETS		36
8.1	Initial Program and Budget	36
8.2	Operations Pursuant to Programs and Budgets	36
8.3	Presentation of Programs and Budgets	36
8.4	Approval of Proposed Programs and Budgets	36
8.5	Election to Participate	37
8.6	Deadlock on Proposed Programs and Budgets	37
8.7	Budget Overruns; Program Changes	37
8.8	Emergency or Unexpected Expenditures	37

ARTICLE IX ACCOUNTS AND SETTLEMENTS		38
9.1	Monthly Statements	38
9.2	Monthly Capital Calls	38
9.3	Failure to Meet Cash Calls	38
9.4	Audits	38

ARTICLE X DISTRIBUTIONS; DISPOSITION OF PRODUCTION		39
10.1	Distributions	39
10.2	Disposition of Products	40
10.3	Excess Nevada Moly Products	41
10.4	Failure of Member to Remove Product	42

ARTICLE XI RESIGNATION AND DISSOLUTION		42
11.1	Dissolution	42
11.2	Resignation	42
11.3	Liquidation and Termination After Dissolution	43
11.4	Non-Compete Covenants	43
11.5	Right to Data After Termination	43
11.6	Continuing Authority	43

ARTICLE XII ACQUISITIONS WITHIN AREA OF INTEREST		44

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC;
TABLE OF CONTENTS – Page 2

12.1	General	44
12.2	Notice to Nonacquiring Member	44
12.3	Option Exercised	44
12.4	Option Not Exercised	44

ARTICLE XIII ABANDONMENT AND SURRENDER OF PROPERTIES		45
13.1	Surrender or Abandonment of Property	45
13.2	Reacquisition	45

ARTICLE XIV TRANSFER OF INTEREST		45
14.1	General	45
14.2	Limitations on Free Transferability	45
14.3	Right of First Refusal	46
14.4	Exceptions to Right of First Refusal	47
14.5	Right to Purchase Before Foreclosure	47
14.6	Sale Right	49
14.7	Substitution of a Member	50
14.8	Conditions to Substitution	50
14.9	Admission as a Member	50

ARTICLE XV DISPUTES		51
15.1	Dispute Resolution	51
15.2	Executive Mediation	51
15.3	Arbitration.	51

ARTICLE XVI GENERAL PROVISIONS		53
16.1	Entire Agreement; Successors and Assigns	53
16.2	Governing Law; Language	53
16.3	Force Majeure	53
16.4	Confidentiality	53
16.5	Headings	54
16.6	Notices	54
16.7	Severability	54
16.8	Amendment; Waiver	54
16.9	Further Assurances	54
16.10	No Benefit to Others	55
16.11	Counterparts	55
16.12	Rules of Construction	55
16.13	Currency	55
16.14	Project Lease	55
16.15	Survival of Terms and Conditions	55

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC;
TABLE OF CONTENTS – Page 3

EXHIBITS

Exhibit A	Property Description
Exhibit B	Accounting Procedure
Exhibit C	Tax Matters
Exhibit D	Insurance
Exhibit E	Initial Program And Budget
Exhibit F	Major Permits
Exhibit G	Volume I of Bankable Feasibility Study
Exhibit H	Example Calculation of Catch-Up Contribution

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC;
TABLE OF CONTENTS – Page 4

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EUREKA MOLY, LLC

This Amended and Restated Limited Liability Company Agreement is made as of February 26, 2008 (the “Execution Date”) between Nevada Moly, LLC, a Delaware limited liability company (“Nevada Moly”), and POS-Minerals Corporation, a Delaware corporation (“POS-Minerals”).

RECITALS

A. The Company (as defined below) was formed by the filing of the certificate of formation of the Company by an authorized person with the Delaware Secretary of State on December 21 2007, and has been governed by the Limited Liability Company Agreement of the Company, dated as of January 1, 2008 (the “Original LLC Agreement”), by General Moly (as defined below), as the sole member.

B. The Company owns or controls certain Properties (as defined below) in Eureka County, Nevada.

C. POS-Minerals desires to participate with the Company in the evaluation, development, mining and processing of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement.

D. Pursuant to the Contribution Agreement (defined below), (i) POS-Minerals has agreed to make certain capital contributions to the Company, and (ii) General Moly has assigned and transferred its remaining interest in the Company to Nevada Moly, such that POS-Minerals and Nevada Moly shall have the Membership Interests to be held by each such Member as provided in this Agreement.

E. Nevada Moly and POS-Minerals now desire to amend and restate the Original LLC Agreement pursuant to this Agreement to reflect POS-Minerals and Nevada Moly as Members and to make the other changes to the governance of the Company as set forth herein.

AGREEMENT

In consideration of the covenants and agreements contained herein, Nevada Moly and POS-Minerals agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Accounting Procedure” means the procedures set forth in Exhibit B.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 1

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. As used in this definition, the word “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing sentence, for purposes of this Agreement, the Company shall not be considered an Affiliate of Nevada Moly, POS-Minerals or any of their respective Affiliates.

“Agreement” means this Amended and Restated Limited Liability Company Agreement and all Exhibits hereto, which hereby are incorporated herein by this reference.

“Area of Interest” means (a) the land area within the exterior perimeter of the Project boundary as described in Section 2.F.1 of the Plan of Operations, and (b) the land area within the five (5) mile area beyond the exterior perimeter of the Project boundary as described in clause (a) above.

“Assets” means the Properties, Products and all other real and personal property, tangible and intangible, held by the Company, plus all existing permits, permit applications, bonds, financial sureties, studies, data, core samples, information, supplies and equipment contributed to the Company by General Moly or otherwise owned or controlled by the Company or subsequently acquired by the Company to develop and, if applicable, construct and operate the Project.

“Assumed Liabilities” means the “Assumed Liabilities” as such term is defined in the Contribution Agreement.

“Bankable Feasibility Study” means the Mount Hope Project Molybdenum Mine and Process Plant Bankable Feasibility Study, dated August 29, 2007, numbered M3-PN06236 and prepared by M3 Engineering & Technology Corp. for Idaho General under Canadian Standard NI 43-101 format, consisting of a Volume I, a copy of which is attached as Exhibit G, and a Volume II, a copy of which has been provided to each Member and is incorporated herein by reference.

“BLM” means the U.S. Bureau of Land Management.

“Budget” means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash capital contributions to be made by the Members with respect to such Program.

“Business Account” means the account maintained in accordance with the Accounting Procedure.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 2

“Business Day” means any day other than Saturday, Sunday or a day on which banks in Denver, Colorado, U.S. or Seoul, Republic of Korea are required or permitted by Law to close.

“Capital Account” means the capital account maintained for each Member in accordance with Treas. Regs. § 1.704-1(b)(2)(iv) and Article IV of Exhibit C.

“Change of Control” means:

(a)  with respect to General Moly, the completion of any transaction or series of transactions that results in both:

(i)  any “person” or “group” (in each case within the meaning of Sections 13(d) of the Exchange Act) becoming the “beneficial owner” (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 35% of the aggregate voting power of all outstanding classes of General Moly’s voting stock; and

(ii)  a majority of the board of directors of General Moly ceasing to be Continuing Directors at the end of any period of twelve (12) consecutive months following the Execution Date; and

(b)  with respect to Nevada Moly, Nevada Moly ceasing to be an Affiliate of General Moly;

provided that for purposes of this definition:

(1)  for purposes of clause (b) above, the completion of any transaction or series of transactions between or among any of General Moly, Nevada Moly and their respective Affiliates shall not be deemed to be or result in a “Change of Control”;

(2)  a “person” or “group” shall not be deemed the “beneficial owner” of (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange thereunder or (B) any securities the “beneficial ownership” of which (x) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation and (y) is not then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; and

(3)  “Continuing Directors” means, with respect to any period of twelve (12) consecutive months following the Execution Date, (A) individuals who at the beginning of any such period constituted the board of directors of General Moly and (B) any new directors whose election or appointment by the board of directors of General Moly or whose nomination for election by the stockholders of General Moly was approved by a vote or consent of a majority of directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved and any new directors designated in or provided for in any agreement regarding such transaction.

“Closing Date” has the meaning set forth in the Contribution Agreement.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 3

“Code” means the Internal Revenue Code of 1986.

“Commercial Production” means the first date on which the output of roasted Products from Operations in accordance with the specifications for a consecutive thirty (30) day period equals or exceeds 1,939,000 pounds (which amount the parties agree equals seventy percent (70%) of the average monthly production of roasted Product based on the annual planned production for the first year of production at the Project as set forth in the Bankable Feasibility Study), as such planned production has been increased or decreased as set forth in any Program and Budget approved by the unanimous approval of the Management Committee hereunder. As used in this definition, the “specifications” for Product shall be the following: (i) minimum of 57% molybdenum; (ii) maximum of 0.50% copper; (iii) maximum of 0.10% sulfur; (iv) maximum of 0.10% carbon, (v) maximum of 0.05% phosphorus; (vi) maximum of 1.5% silicon; (vii) maximum of 0.05% lead; and (viii) maximum 2.0% moisture.

“Company” means Eureka Moly, LLC, the Delaware limited liability company governed by this Agreement.

“Confidential Information” means the terms of this Agreement and the other Project Documents, and all information, data, knowledge and know-how (including formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, including all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member, the Manager or the Company.

“Continuing Obligations” means obligations or responsibilities with respect to a particular area of the Properties that are reasonably expected to, or actually, continue or arise after Operations on such particular area of the Properties have ceased or are suspended, including future monitoring, stabilization or Environmental Compliance.

“Contributed Assets” means the “Contributed Assets” as such term is defined in the Contribution Agreement.

“Contributed Assets Value” is defined in Subparagraph 4.1(b) of Exhibit C.

“Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, among Nevada Moly, General Moly, POS-Minerals and the Company, together with all exhibits and schedules thereto.

“Default Rate” means a rate per annum equal to LIBOR plus eight percentage points (8%).

“Default Trigger Event” means, with respect to a Member, the date that such Member (a) has failed to make all or any portion of its required capital contribution under Section 4.5, 4.6 or Section 4.7 by the date such capital contribution is required to be made pursuant to Section 4.5 or 4.6 or by the date required to allow for the distribution by the date required pursuant to Section 4.7, as applicable, and (b) has not cured such failure within 30 days after the date such capital contribution was required to be made.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 4

“Development” means all preparation for the removal and recovery of Products, including the construction or installation of a mill and a roasting facility, together with any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, together with all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of additional deposits of Products, if any, within the Area of Interest.

“Effective Date” means January 1, 2008.

“Emergency” means a sudden occurrence or event determined by the Manager in accordance with Standard Mining Industry Practices to require immediate response or action to avoid or minimize loss of life, limb or property, including the following: collapse of the pit wall; failure of the tailings dam; mine worker fatality; acts of God; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; or release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment.

“Encumbrance” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Environmental Compliance” means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against the Company, either Member or the Manager, by any Person other than the other Member, alleging liability (including liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties or emanating or migrating or threatening to emanate or migrate from the Properties to off-site properties; (b) physical disturbance of the environment; or (c) the violation or alleged violation of any Environmental Laws.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 5

“Equity Interest” means any Membership Interest or similar security, including warrants, options or other rights to acquire Membership Interests directly or indirectly, securities containing equity features and securities containing profit participation features, or any security or instrument convertible or exchangeable directly or indirectly, with or without consideration, into or for any Membership Interest or similar security (including convertible notes), or any security carrying any warrant or right to subscribe for or purchase any Membership Interest or similar security, or any such warrant or right.

“Exchange Act” means the U.S. Securities Exchange Act of 1934.

“Exxon Assignment” has the meaning set forth in the Contribution Agreement.

“Force Majeure” means, with respect to a Member or Manager, any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including labor disputes (however arising); acts of God; Laws of any Governmental Authority the intent or affect or absence of which is to prohibit or delay Operations; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; unless caused by the intentional or grossly negligent acts or omissions of such Member or Manager, delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; or breakdown of equipment, machinery or facilities not caused by the intentional or grossly negligent acts or omissions of such Member or Manager.

“GAAP” means generally accepted accounting principles as used in the U.S., applied on a consistent basis.

“General Moly” means General Moly, Inc., a Delaware corporation, successor-by-merger to Idaho General.

“Governmental Authority” means any domestic or foreign national, regional, state, tribal, or local court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 6

“Idaho General” means Idaho General Mines, Inc., that by corporate merger and name change effective October 8, 2007 became General Moly.

“Indebtedness” means, without duplication, (a) all obligations created, issued, or incurred for borrowed money (whether by loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); (b) all obligations to pay the deferred purchase price or acquisition price of property or services (other than accrued expenses and trade accounts payable incurred in the ordinary course of business); (c) all obligations to pay money evidenced by a note, bond, debenture, or similar instrument; and (d) all reimbursement obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions.

“Initial Contribution” means (a) with respect to Nevada Moly, the Nevada Moly Initial Contribution, and (b) with respect to POS-Minerals, the POS-Minerals Initial Contribution.

“Kobeh Valley Ranch” means Kobeh Valley Ranch, LLC, a Nevada limited liability company and a wholly-owned subsidiary of General Moly.

“KVR Water Lease” means the Water Rights Lease Agreement, dated as of the Effective Date, among Kobeh Valley Ranch, General Moly and the Company attached as Exhibit E-6 to the Contribution Agreement.

“Law” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, proclamations, instructions, requests and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“LIBOR” means, as of the date of determination, a rate per annum equal to the London interbank offered rate for deposits in dollars having a maturity of three months that appears on Telerate Page 3750 on or about 11:00 a.m. London time on the date of determination; provided that if the date of determination is not a Business Day or a date that the London interbank market for leading banks does not give quotations in dollars, then LIBOR shall be determined on the next succeeding Business Day or date that the London interbank market for leading banks gives quotations in dollars.

“Major Permits” means the permits, licenses and authorizations from Governmental Authorities listed on Exhibit F.

“Management Committee” means the committee established under Article VI.

“Manager” means the Person appointed under Article VII from time to time as the manager of the Company.

“Member” mean Nevada Moly and POS-Minerals and any other Person admitted as a substituted or additional Member of the Company under this Agreement.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 7

“Membership Interest” means, with respect to any Member: (a) that Member’s status as a Member; (b) that Member’s Capital Account and share of the profits, losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement; (c) all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member’s rights to vote, consent and approve those matters described in this Agreement; and (d) all obligations, duties and liabilities imposed on that Member under this Agreement in its capacity as a Member.

“Mining” means mining, extracting, producing, handling, milling or other processing of Products.

“NMO Products” means Nevada Moly’s share of the Products as determined pursuant to Section 10.1(c).

“Operations” means the activities carried out by the Company under this Agreement.

“Percentage Interest” means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the Membership Interest of a Member in the Company, as such interest may from time to time be adjusted hereunder. Percentage Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up. Decimals of less than .005 shall be rounded down. The initial Percentage Interests of the Members are set forth in Section 5.1.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority or any other entity.

“Plan of Operations” means the Mount Hope Project Plan of Operations and Reclamation Permit Application prepared by SRK Consulting for Idaho General, dated June, 2006, revised September, 2006, and revised again June, 2007, and as revised from time to time.

“POSCO Competitor” means a Person and its Affiliates (other than a Member or an Affiliate of a Member as of the Execution Date) that is engaged in the manufacture of steel, including hot rolled and cold rolled products, plates, wire rods, silicon steel sheets or stainless steel products.

“POS-M Products” means POS-Mineral’s share of the Products as determined pursuant to Section 10.1(c).

“Products” means molybdenum and all other ores, minerals and mineral resources produced from the Properties for sale or distribution to the Members under this Agreement.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or, with respect to the Initial Program and Budget, from the Effective Date through Commercial Operations.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 8

“Project” means the molybdenum mine and process plant described in the Plan of Operations.

“Project Documents” means the Transaction Documents and each other document, agreement or instrument attached as an Exhibit or Schedule to this Agreement or to the Contribution Agreement.

“Project Lease” means the Lease Agreement, dated effective October 19, 2005, between Mount Hope Mines, Inc. and Idaho General, together with the Memorandum of Agreement that was filed for recording on January 6, 2006 in Book 430 at Page 307 in the Official Records of Eureka County, Nevada, as amended by the Amendment to Lease Agreement, dated November 20, 2007, between Mount Hope Mines, Inc. and General Moly.

“Properties” means (a) those interests in real property described in Exhibit A and all other interests in real property within the Area of Interest that are acquired and held by the Company, and (b) the rights to use the Water Rights acquired or to be acquired and held by the Company.

“Record of Decision” means the Record of Decision of the BLM approving Nevada Moly’s 43 CFR § 3809 Plan of Operations for the Project.

“Spot Price” means (a) the average of the Platt’s Metals Week published prices for TMO Dealer Oxide for the month prior to the applicable month of sale or delivery as determined under Section 10.1(c), or (b) in the event Platt’s Metals Week ceases to publish prices for TMO Dealer Oxide or Platt’s Metals Week ceases to be published, and for minerals other than molybdenum, a commercially reasonable spot price for Products unanimously agreed by the Representatives on the Management Committee.

“Standard Mining Industry Practices” means, with respect to the performance of any act or activity, that such act or activity is performed in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices generally engaged in or observed by experienced owners and operators in the mining and mineral processing industries in the U.S.

“Third Installment Value Adjustment” means (a) if the Third Contribution Conditions have been satisfied on or before December 31, 2009, zero ($0); or (b) if the Third Contribution Conditions have not been satisfied on or before December 31, 2009, (i) if POS-Minerals has made a Third Installment Election to utilize Section 4.1(c)(i), Eighty Million Seven Hundred Sixty Nine Thousand Two Hundred Thirty One Dollars ($80,769,231); or (ii) if POS-Minerals has made a Third Installment Election to utilize Section 4.1(c)(ii), Seventy Million Dollars ($70,000,000).

“Transaction Document” means a “Transaction Document” as such term is defined in the Contribution Agreement.

“Transfer” means, with respect to any asset, including any Membership Interest or any interest therein, including any right to receive distributions from the Company or any other economic interest in the Company, a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by merger, exchange, consolidation or other operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise, (b) in the case of an asset owned by a Person that is not a natural person, a distribution of such asset, including in connection with the dissolution, liquidation, winding up or termination of such Person (other than a liquidation under a deemed termination solely for tax purposes), and (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance on such asset; provided, however, that an Encumbrance on an asset shall not constitute a Transfer of such asset.

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 9

“Treasury Regulations” or “Treas. Regs.” means regulations issued by the United States Department of Treasury under the Code.

“Unpaid Contribution Amount” is defined in Subparagraph 3.3(c) of Exhibit C.

“Water Rights” means those water interests and permits leased to the Company pursuant to the KVR Water Lease or leased to the Company pursuant to the Project Lease.

“U.S.” means the United States of America and its territories and possessions, including the District of Columbia.

In addition to the terms defined above, the following terms are defined in this Agreement as indicated below:

Term	Section

AAA	Section 15.3
Accounting Arbitrator	Section 9.4(c)
Additional Catch-Up Contribution	Section 4.5
Agent Member	Section 10.4
Annual Forecast	Section 10.2(b)
Appraisal Procedure	Section 14.5(d)
Appraiser	Section 14.5(d)
Arbitration Panel	Section 15.3(a)
Catch-Up Contribution	Section 4.5
Default Amount	Section 5.4(a)
Delinquent Member	Section 5.4(a)
Dispute	Section 15.1
Dispute Party	Section 15.1
Execution Date	Preamble
Encumbered Interest	Section 14.5(a)
Encumbered Member	Section 14.5(a)
Excess Nevada Moly Contribution	Section 4.3
Fair Market Value	Section 14.5(c)
First Contribution Installment	Section 4.1(b)(i)
Foreclosure Notice	Section 14.5(a)
Funded Program Amount	Section 5.3

AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 10

Initial Catch-Up Contribution	Section 4.5
Initial Program and Budget	Section 8.1
Major Decision	Section 6.4(a)
Monthly Capital Call	Section 9.2
Nevada Moly	Preamble
Nevada Moly Initial Contribution	Section 4.5
Nevada Moly NSR Royalty	Section 5.6(b)
Non-Defaulting Member	Section 5.4(a)
Non-Encumbered Member	Section 14.5(a)
Notice of Capital Requirements	Section 9.2
Notified Member	Section 14.3(a)
NSR Election Notice	Section 5.6(b)
Offer Notice	Section 14.3(a)
Offered Interest	Section 14.3(a)
Offered Price	Section 14.3(a)
Offered Terms	Section 14.3(a)
Original LLC Agreement	Recitals
Percentage Program Amount	Section 5.3
Plant	Section 2.3
POS-Minerals	Preamble
POS-Minerals Initial Contribution	Section 4.5
Pre-Excess Nevada Moly Initial Contribution	Section 4.5
Pre-RD Advances	Section 4.3
Put Notice	Section 14.6(a)
Put Price	Section 14.6(b)
Recipient Member	Section 10.4
Representative	Section 6.1
Resigning Member	Section 5.6(a)
Second Contribution Installment	Section 4.1(b)(ii)
Selling Member	Section 14.3(a)
Surviving Entity	Section 14.6(a)
Third Contribution Conditions	Section 4.1(b)(iii)
Third Contribution Deadline	Section 4.1(c)
Third Contribution Installment	Section 4.1(b)(iii)
Third Contribution Installment Date	Section 4.3
Third Installment Election	Section 4.1(c)
Voting Interest	Section 6.3

1.2 Interpretation. As used herein, except as otherwise indicated herein or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Exhibits hereto, and not to any particular article, section, or other subdivision hereof or Exhibit hereto, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time, (f) references to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations, (g) except as otherwise expressly provided in this Agreement, references to “Article,” “Section,” “preamble,” “recital,” or another subdivision or to an “Exhibit” are to an article, section, preamble, recital or subdivision hereof or an “Exhibit” hereto, and (h) references to any Person include such Person’s respective successors and permitted assigns. Any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) shall be deemed to refer to a calendar day or number of calendar days. If interest is to be computed under this Agreement, such interest shall be computed on the basis of a 360-day year of twelve 30-day months. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day. Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under GAAP.

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ARTICLE II
NAME, PURPOSES AND TERM

2.1 General. The Company has been duly organized pursuant to the Act by the filing of its certificate of formation in the office of the Delaware Secretary of State by an authorized Person. The Members agree that all of their rights with respect to the Company shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

2.2 Name. The name of the Company shall continue to be Eureka Moly, LLC. The Manager shall accomplish any filings or registration required by Laws where the Company conducts any Operations.

2.3 Purposes. This Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which the Members, or either of them, accomplish such purposes: (a) to acquire Assets, including the Contributed Assets; (b) to engage in Development and Mining on the Properties; (c) to engage in the Operations; (d) to construct and operate a roasting facility to roast the molybdenum concentrates produced on the Properties (the “Plant”); (e) to complete and satisfy any Environmental Compliance obligations and Continuing Obligations affecting the Properties; (f) to perform any other activities necessary, appropriate, or incidental to any of the foregoing; and (g) to perform any other activities approved by Representatives to the Management Committee holding one hundred percent (100%) of the Voting Interests.

2.4 Limitation. Unless the Members otherwise agree in writing, the activities of the Company shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes.

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2.5 Term. The term of the Company shall be perpetual, unless earlier dissolved pursuant to Section 11.1.

2.6 Registered Agent; Offices. The initial registered office and registered agent of the Company shall be as set forth in the Company’s certificate of formation. The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect any such change. The location of the principal place of business of the Company shall be at such location within the United States as the Manager shall from time to time select.

ARTICLE III
RELATIONSHIP OF THE MEMBERS

3.1 No State-Law Partnership. Nothing contained in this Agreement shall be deemed to constitute either Member the partner of the other, or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes). Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, neither Member shall have any authority to act for the Company or another Member or to assume any obligation or responsibility on behalf of the Company or the other Members, solely by virtue of being a Member.

3.2 Federal Tax Elections and Allocations. The Company shall be treated as a partnership for federal income tax purposes. Tax elections and allocations shall be made as set forth in Exhibit C.

3.3 State Income Tax. The Members also agree that, to the extent permissible under Law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

3.4 Tax Returns. The TMP, as defined in Exhibit C, shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

3.5 Other Business Opportunities. Except as provided in Article XII, in the KVR Water Lease, or as otherwise expressly provided in this Agreement, each Member and the Manager shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any other activity, venture, or operation of either Member or the Manager, and neither Member nor the Manager shall have any obligation to any Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company. Unless otherwise agreed in writing, no Member shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Manager or any other Member.

3.6 Waiver of Right to Partition. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

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3.7 Implied Covenants; No Additional Duties. There are no implied covenants contained in this Agreement other than those of the contractual covenant of good faith and fair dealing. No Member shall have any fiduciary or other duties to the Company except as specifically provided by this Agreement, and the Members’ duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement. Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, the Members shall not be liable to the Company nor to any Member for breach of any duty for any such Member’s good faith reliance on the provisions of this Agreement. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act.

3.8 Liabilities; Indemnification.

(a) No Member or Manager of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company or any combination of the foregoing.

(b) The Company shall indemnify, defend and hold harmless each Member (including in such Member’s capacity as the Manager), and their respective Representatives, directors, officers, employees, agents and attorneys, from and against any and all third party losses, claims, damages and liabilities arising out of or relating to (i) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, and (ii) any reimbursement by one Member to the other Member of any losses, claims, damages and liabilities pursuant to Section 5.5, except in each case of clause (i) and (ii) to the extent such losses, claims, damages or liabilities (A) arise out of or result from any breach by such Member of any covenant contained in this Agreement (or any action or omission by the Manager in connection with its management of the Company) that constitutes fraud, willful misconduct or gross negligence or (B) constitute Losses (as such term is defined in the Contribution Agreement) that give rise to a claim for indemnification under Article V of the Contribution Agreement, which indemnification provisions under such Article V of the Contribution Agreement shall be the sole and exclusive remedy with respect to any such Losses. In all cases of this Section 3.8(b), indemnification shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof. Notwithstanding the foregoing provisions of this Section 3.8(b), the Company’s indemnification pursuant to this Section 3.8(b) as to third party claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company.

(c) To the extent that the Company and/or any of its employees participates in any employee benefit plan sponsored by a Member or an Affiliate of a Member, (i) such Member shall indemnify, defend and hold harmless the Company from and against all losses, claims, damages and liabilities arising out of or relating to any non-Company employees under any such plan, and (ii) without limiting in any way the rights of any Person or the obligations of the Company under Section 3.8(b), the Company shall indemnify, defend and hold harmless such Member and/or Affiliate of such Member from and against all losses, claims, damages and liabilities arising out of or relating to any Company employees under any such plan.

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(d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OTHER THAN A MEMBER OR THE COMPANY SHALL HAVE THE RIGHT TO ENFORCE ANY OBLIGATION OF A MEMBER TO CONTRIBUTE CAPITAL, TO FUND CONTINUING OBLIGATIONS OR TO REIMBURSE ANY OTHER MEMBER HEREUNDER, AND SPECIFICALLY NO LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHT, IT BEING EXPRESSLY UNDERSTOOD THAT THE CAPITAL CONTRIBUTION OBLIGATIONS, CONTINUING OBLIGATIONS, AND REIMBURSEMENT OBLIGATIONS OF THE MEMBERS HEREUNDER SHALL BE ENFORCEABLE ONLY BY A MEMBER OR THE COMPANY AGAINST ANOTHER MEMBER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE COMPANY AND THE MEMBERS, AS APPLICABLE). ANY MEMBER MAY BRING A DIRECT ACTION AGAINST ANY OTHER MEMBER WITH RESPECT TO ANY OBLIGATION OF SUCH OTHER MEMBER TO CONTRIBUTE CAPITAL, TO FUND CONTINUING OBLIGATIONS OR FOR REIMBURSEMENT HEREUNDER WITHOUT THE REQUIREMENT TO BRING A DERIVATIVE ACTION OR TO OTHERWISE SATISFY THE REQUIREMENTS OF SECTIONS 18-1001 THROUGH 18-1004 OF THE ACT OR OTHER SIMILAR REQUIREMENTS.

ARTICLE IV
CONTRIBUTIONS BY MEMBERS

4.1 Initial Contributions. The Members have or shall make the capital contributions in the form and manner set forth in this Section 4.1.

(a) Pursuant to the Contribution Agreement, General Moly has contributed the Contributed Assets to the Company, and the Company has assumed from General Moly the Assumed Liabilities. General Moly has assigned its interest in the Company to Nevada Moly such that Nevada Moly has the Membership Interests in the Company described in this Agreement.

(b) POS-Minerals has or shall contribute up to an aggregate of One Hundred Seventy Million Dollars ($170,000,000.00) on the terms and at the times set forth in this Section 4.1(b), which capital contributions shall be used by the Company to fund the Initial Program and Budget and additional Programs and Budgets approved pursuant to Article VIII.

(i) the first installment of Fifty Million Dollars ($50,000,000.00) (the “First Contribution Installment”) has been paid by POS-Minerals to the Company by wire transfer of immediately available funds as of the Closing Date pursuant to the Contribution Agreement;

(ii) the second installment of Fifty Million Dollars ($50,000,000.00) (the “Second Contribution Installment”) shall be paid by POS-Minerals to the Company by wire transfer of immediately available funds on or before July 1, 2008, to an account designated in writing by the Manager at least fifteen (15) days prior to such date; and

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(iii) subject to Sections 4.1(c) and 4.1(d), the final installment of Seventy Million Dollars ($70,000,000.00) (the “Third Contribution Installment”) shall be paid by POS-Minerals to the Company by wire transfer of immediately available funds within fifteen (15) days after the satisfaction of the following conditions (the “Third Contribution Conditions”): (A) the Record of Decision has become effective, and any administrative or judicial appeals with respect thereto are final, and (B) all Major Permits have been obtained. POS-Minerals may waive in writing any of the Third Contribution Conditions in its sole discretion.

(c) The Members anticipate that the Third Contribution Conditions shall be satisfied on or before February 28, 2009. If the Third Contribution Conditions have not been satisfied on or before December 31, 2009 (the “Third Contribution Deadline”), then POS-Minerals shall have the right, but not the obligation, by written notice of its election to Nevada Moly (a “Third Installment Election”) delivered at any time before January 31, 2010, to either:

(i) not make the Third Contribution Installment, in which case the Percentage Interest of POS-Minerals shall immediately upon delivery of the Third Installment Election be reduced from twenty percent (20%) to thirteen percent (13%) (and the Percentage Interest of Nevada Moly shall be increased from eighty percent (80%) to eighty-seven percent (87%)); or

(ii) reduce the amount of the Third Contribution Installment from Seventy Million Dollars ($70,000,000.00) to Fifty-Six Million Dollars ($56,000,000.00) without any corresponding reduction to its Percentage Interest, in which case the reduced Third Contribution Installment shall continue to be payable by POS-Minerals on the date such contribution is required to be made under Section 4.1(b)(iii); or

(iii) resign from the Company as a Member, but only in the case of this clause (iii), if the Third Contribution Condition has not been satisfied because of (A) the failure of Nevada Moly, as the Manager, to use Standard Mining Industry Practices to cause the Third Contribution Conditions to have been satisfied, (B) a material breach by Nevada Moly of its covenants contained in this Agreement, or (C) a material breach by Nevada Moly or General Moly of any of their respective representations, warranties or covenants contained in the Contribution Agreement. If POS-Minerals elects to resign from the Company as a Member pursuant to this clause (iii), then the Company shall distribute to POS-Minerals, within five (5) Business Days of the date of the Third Installment Election, an amount equal to the sum of (1) all amounts previously contributed by POS-Minerals to the Company, plus (2) an amount calculated like interest at a rate of ten percent (10%) per annum on amounts contributed by POS-Minerals to the Company, determined from the date of each such contribution to the date distributed to POS-Minerals pursuant to this clause (iii).

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The remedies available to POS-Minerals under this Section 4.1(c) shall be the sole and exclusive remedies available to POS-Minerals for the failure of the Third Contribution Conditions to be satisfied before the Third Contribution Deadline. THE MEMBERS AGREE THAT THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 4.1(c) ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY POS-MINERALS AS A RESULT OF THE FAILURE OF THE THIRD CONTRIBUTION CONDITIONS TO BE SATISFIED BEFORE THE THIRD CONTRIBUTION DEADLINE AND NOT A PENALTY.

(d) If the Company dissolves pursuant to Section 11.1 before POS-Minerals has contributed the Second Contribution Installment or the Third Contribution Installment to the Company, then without limiting the application of Subparagraphs 3.3(c) and 4.2(b) of Exhibit C, POS-Minerals shall be permitted, but not required, to contribute such Second Contribution Installment and Third Contribution Installment to the Company and the amount of any Catch-Up Contribution before the liquidation of the Company pursuant to Section 11.3.

4.2 Failure of POS-Minerals to Make the Second and Third Contribution Installments.

(a) If POS-Minerals fails to make the Second Contribution Installment pursuant to Section 4.1(b)(ii), it shall be deemed to have immediately resigned from the Company as a Member, and its entire Membership Interest in the Company shall be automatically redeemed by the Company in exchange for the obligation of the Company to pay to POS-Minerals Twelve Million Five-Hundred Thousand Dollars ($12,500,000.00), representing twenty-five percent (25%) of the First Contribution Installment. POS-Minerals shall not be entitled to any additional consideration for its Membership Interest in connection with its resignation under this Section 4.2(a), including the return of any remaining portion of its First Contribution Installment.

(b) If POS-Minerals fails to make the Third Contribution Installment pursuant to Section 4.1(b)(iii) after application of Section 4.1(c), the Percentage Interest of POS-Minerals shall be reduced from twenty percent (20%) to ten percent (10%), the Percentage Interest of Nevada Moly shall be increased from eighty percent (80%) to ninety percent (90%) and the obligation of POS-Minerals to make the Third Contribution Installment shall be extinguished.

4.3 Operating Loan from Nevada Moly. If the Company fully expends the First Contribution Installment before July 1, 2008, Nevada Moly shall make advances to the Company to fund Programs and Budgets (“Pre-RD Advances”), without interest, and as soon as practicable after July 1, 2008, the amount of the Second Contribution Installment shall be applied by the Company to repay such advances. From the date that the Company has fully expended the First Contribution Installment and the Second Contribution Installment until the date POS-Minerals is required to make the Third Contribution Installment (or, if the obligation to make the Third Contribution Installment is eliminated pursuant to Section 4.1(c)(i) or 4.2(b), the date that POS-Minerals would have been obligated to make such Third Contribution Installment under Section 4.1(b)(iii) or 4.2(b) if such obligation had not been eliminated) (the “Third Contribution Installment Date”), Nevada Moly shall make additional Pre-RD Advances to fund Programs and Budgets, without interest. Provided that POS-Minerals makes the Third Contribution Installment or the Initial Catch-Up Contribution, on the Third Contribution Installment Date the amount of such Third Contribution Installment and the amount of the Initial Catch-Up Contribution shall be applied by the Company to repay to Nevada Moly the amount of any Pre-RD Advances made by Nevada Moly. If the sum of the amount of the Third Contribution Installment and the amount of the Initial Catch-Up Contribution is less than the amount of Pre-RD Advances made by Nevada Moly under this Section 4.3, the excess amount (the “Excess Nevada Moly Contribution”) shall be deemed to be a capital contribution to the Company by Nevada Moly on the Third Contribution Installment Date and shall increase the Capital Account of Nevada Moly. The Members anticipate as a projection and estimate only that expenditures with respect to the Project from the Effective Date until the Record of Decision has become effective will range between approximately One Hundred Fifty Million Dollars ($150,000,000) and approximately Two Hundred Million Dollars ($200,000,000), plus the amount of any reclamation, bonding, royalties and payments to lessors.

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4.4 Valuation of Nevada Moly Capital Contributions. For purposes of maintaining the Capital Accounts of the Members and for purposes of calculating the Catch-Up Contribution under Section 4.5, the value of the capital contribution of Nevada Moly under Section 4.1(a) shall be determined and adjusted as set forth in Subparagraph 4.1(b) of Exhibit C.

4.5 Catch-Up Contributions. On the Third Contribution Installment Date, POS-Minerals shall make a capital contribution to the Company (the “Initial Catch-Up Contribution”) in an amount equal to the difference of (a) the product of (i) the Percentage Interest of POS-Minerals, multiplied by (ii) the quotient of (A) the aggregate capital contributions made by Nevada Moly through and including the Third Contribution Installment Date (including the Contributed Assets Value of the capital contribution of Nevada Moly under Section 4.1(a) as determined under Subparagraph 4.1(b) of Exhibit C, reduced by the Third Installment Value Adjustment, but not including the Excess Nevada Moly Contribution) (such aggregate capital contributions as adjusted are referred to herein as the “Pre-Excess Nevada Moly Initial Contribution”); divided by (B) the Percentage Interest of Nevada Moly as of the Third Contribution Installment Date, minus (b) the sum of the aggregate capital contributions made by POS-Minerals through and including the Third Contribution Installment Date (including the First Contribution Installment, the Second Contribution Installment and the Third Contribution Installment, if any) (such aggregate capital contributions, together with the Catch-Up Contribution, are referred to herein as the “POS-Minerals Initial Contribution”). On the Third Contribution Installment Date, POS-Minerals shall make a capital contribution to the Company (the “Additional Catch-Up Contribution” and, collectively with the Initial Catch-Up Contribution, the “Catch-Up Contribution”) in an amount equal to the difference of (a) the product of (i) the Percentage Interest of POS-Minerals, multiplied by (ii) the quotient of (A) the sum of (I) the Pre-Excess Nevada Moly Initial Contribution, plus (II) the amount of any Excess Nevada Moly Contribution (such sum is referred to herein as the “Nevada Moly Initial Contribution”); divided by (B) the Percentage Interest of Nevada Moly as of the Third Contribution Installment Date, minus (b) the sum of (I) the POS-Minerals Initial Contribution plus (II) the Initial Catch-Up Contribution, if any. The Members intend that immediately after the Catch-Up Contribution pursuant to this Section 4.5, the Percentage Interest of each Member shall equal the ratio of the aggregate capital contributions made by such Member to the Company (i.e., with respect to Nevada Moly, the Nevada Moly Initial Contribution, and, with respect to POS-Minerals, the POS-Minerals Initial Contribution), divided by the aggregate capital contributions made by all Members to the Company (i.e., the sum of the Nevada Moly Initial Contribution and the POS-Minerals Initial Contribution). An example of this calculation is attached as Exhibit H.

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4.6 Additional Cash Contributions. From and after the date POS-Minerals makes the Catch-Up Contribution pursuant to Section 4.5, subject to any election permitted under Section 5.3, the Members shall be obligated to contribute funds pursuant to adopted Programs and Budgets and to pay emergency expenditures pursuant to Section 8.8 in proportion to their respective Percentage Interests. Contributions of additional capital to fund Programs and Budgets shall be made pursuant to Monthly Capital Calls in accordance with Section 9.2. Contributions, if any, to fund emergency expenditures pursuant to Section 8.8 shall be made to the Company within five (5) Business Days after receipt of a written notice from the Manager of the amount required to be contributed by each Member based on such Member’s Percentage Interest to pay the expenditures with respect to any such emergency.

4.7 Return of Contributions.

(a) Except as provided in Sections 4.1(c)(iii), 4.2(a), 4.7(b), and 14.6, no Member shall be entitled to the return of any part of its capital contributions or to be paid interest in respect of either its Capital Account or its capital contributions. No unrepaid capital contribution shall constitute a liability of the Company, the Manager or any Member. The provisions of this Section 4.7 shall not limit a Member’s rights or obligations under Article XI.

(b) If Commercial Production at the Project is delayed beyond December 31, 2011, for any reason other than an event of Force Majeure, the Company shall make a distribution to POS-Minerals within twenty (20) Business Days after such date equal to (i) if the Third Contribution Conditions have been satisfied on or before the Third Contribution Deadline and POS-Minerals has timely made the Third Contribution Installment in accordance with Section 4.1(b)(iii) after the application of Section 4.1(c), Fifty Million Dollars ($50,000,000.00); (ii) if the Third Contribution Conditions have been satisfied on or before the Third Contribution Deadline, but POS-Minerals has not timely made the Third Contribution Installment in accordance with Section 4.1(b)(iii) after the application of Section 4.1(c), Zero Dollars ($0); (iii) if POS-Minerals has made a Third Installment Election to utilize Section 4.1(c)(i), Thirty-Three Million Dollars ($33,000,000.00); (iv) if POS-Minerals has made a Third Installment Election to utilize Section 4.1(c)(ii) and has made the Third Contribution Installment as adjusted pursuant to Section 4.1(c)(ii), Thirty-Six Million Dollars ($36,000,000.00); and (v) if POS-Minerals has made a Third Installment Election to utilize Section 4.1(c)(ii) but has not made the Third Contribution Installment as adjusted pursuant to Section 4.1(c)(ii), Zero Dollars ($0); provided, that the Members acknowledge that the Percentage Interest of POS-Minerals shall not be reduced as a result of any such distribution. Nevada Moly shall make a timely capital contribution to the Company in the amount of such distribution to be utilized to make such distribution. In the event Nevada Moly fails to make the capital contribution required pursuant to the previous sentence, Nevada Moly shall be subject to the provisions of Section 5.4.

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ARTICLE V
PERCENTAGE INTERESTS

5.1 Initial Percentage Interests. As of the Execution Date, the Members have the following initial Percentage Interests:

Nevada Moly – eighty percent (80%)
POS-Minerals – twenty percent (20%).

5.2 Changes in Percentage Interests. A Member’s Percentage Interest shall be adjusted as follows:

(a) As provided in Section 4.1(c)(i) or 4.2(b); or

(b) Upon an election by a Member pursuant to Section 5.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Percentage Interest; or

(c) In the event of a default by a Member in making its agreed-upon contribution pursuant to Section 4.7 or to an adopted Program and Budget pursuant to Section 4.6 or for emergency expenditures pursuant to Section 4.6, followed by an election by the other Member to invoke Section 5.4; or

(d) Upon the Transfer by a Member of all or less than all of its Membership Interest pursuant to Article XIV; or

(e) Upon the issuance of additional Membership Interests in the Company with the approval of the Management Committee pursuant to Section 6.4(a)(xi).

5.3 Voluntary Reduction in Percentage Interest. After POS-Minerals makes its Catch-Up Contribution pursuant to Section 4.5, a Member may elect, as provided in Section 8.5, to limit its contributions to an adopted Program and Budget to some lesser amount with respect to such Member (the “Funded Program Amount”) than the amount that would otherwise be required to be contributed by such Member with respect to such Program and Budget in accordance with its Percentage Interest (the “Percentage Program Amount”). If a Member elects to make capital contributions with respect to a Program and Budget in a Funded Program Amount that is less than the Percentage Program Amount for such Member, the Percentage Interest of such Member at the time of such election shall be reduced by an amount (expressed as a percentage) equal to (a) 1.25, multiplied by (b) the excess of the Percentage Program Amount less the Funded Program Amount; divided by (c) the sum of (i) all capital contributions made or deemed made before such date by all Members (including the Initial Contributions and any additional contributions made under Sections 4.5, 4.6 or 4.7) and (ii) the aggregate amount of capital contributions required to be contributed by the Members for the adopted Program and Budget that is the subject of the election. The Percentage Interest of the other Member shall be increased by the reduction in the Percentage Interest of the Member making the election to contribute the lesser amount with respect to the Program and Budget.

To illustrate the foregoing, if a Program and Budget requires aggregate capital contributions of One-Hundred Million Dollars ($100,000,000), a Member with a twenty percent (20%) Percentage Interest elects to contribute Ten Million Dollars ($10,000,000) instead of Twenty Million Dollars ($20,000,000) with respect to such Program and Budget Dollars, and the aggregate capital contributions prior to such date are One Billion Sixty-Two Million, Five Hundred Thousand Dollars ($1,062,500,000), then the Percentage Interest of such Member shall be reduced by an amount (expressed as a percentage) equal to (1) 1.25, multiplied by (2) Twenty Million Dollars ($20,000,000) minus Ten Million Dollars ($10,000,000), divided by One Billion One Hundred Sixty-Two Million, Five Hundred Thousand Dollars ($1,162,500,000), which equals 1.075%, and the Percentage Interest of the other Member shall be increased by 1.075%. The electing Member will have a Percentage Interest of 18.925% after such election and the other Member will have a Percentage Interest of 81.075% after such election.

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5.4 Default in Making Contributions.

(a) Subject to an election properly made under Section 5.3, if, after the occurrence of a Default Trigger Event with respect to a Member, a Member (the “Delinquent Member”) has not contributed all or any portion of one or more capital contributions that such Member is or was required to contribute under Sections 4.5, 4.6 or 4.7 (the “Default Amount”), then the other Member (the “Non-Defaulting Member”) may make an election on or before the tenth (10th) day after, (i) in the case of a Member that is the Manager, the occurrence of the Default Trigger Event, or (ii) in the case of any other Member, the receipt of written notice of the occurrence of the Default Trigger Event, to exercise its rights under Section 5.4(b) or 5.4(c). If the Non-Defaulting Member makes such an election, the Non-Defaulting Member shall send a written notice to the Delinquent Member of such election on or before such tenth (10th) day.

(b) If the Non-Defaulting Member makes an election under this Section 5.4(b), within thirty (30) days after its election, the Non-Defaulting Member shall advance to the Company an amount equal to the entire Default Amount, which advance shall constitute a loan from the Non-Defaulting Member to the Delinquent Member and a capital contribution of that amount to the Company by the Delinquent Member pursuant to the applicable provisions of this Agreement, with the following results:

(i) the amount of such loan shall bear interest at the Default Rate from the date that the Non-Defaulting Member makes such loan until the date that such loan, together with all interest accrued and unpaid thereon, is repaid to the Non-Defaulting Member;

(ii) all distributions or sales of Products by the Company pursuant to Section 10.2 and distributions of proceeds of such sales pursuant to the last two sentences of Section 10.1(a) that otherwise would be made to the Delinquent Member after the date of the default (whether before or after the dissolution of the Company) instead shall be made to the Non-Defaulting Member until such loan and all accrued and unpaid interest thereon shall have been paid in full to the Non-Defaulting Member (with payments being applied first to accrued and unpaid interest and then to principal);

(iii) the principal balance of such loan and all accrued and unpaid interest thereon shall be due and payable in whole within five (5) Business Days after written demand to the Company by the Non-Defaulting Member, which demand may be made at any time after the date that is six (6) months after the date of such loan;

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(iv) after the default in the payment of the principal of or interest on such loan, the Non-Defaulting Member shall be entitled to exercise the rights of a secured party under the Uniform Commercial Code of the State of Delaware, as more fully set forth in Section 5.7, and any other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity as the Non-Defaulting Member may deem appropriate in its sole discretion to obtain payment by the Delinquent Member of such loan and all accrued and unpaid interest thereon, all at the cost and expense of the Delinquent Member; and

(v) during the period that any such loan is in default, all rights of such Delinquent Member to vote, veto or consent to any matter with respect to the Company, or for any member of the Management Committee designated by such Member to vote, veto or consent to any matter with respect to the Company, including any Major Decision or any other matter pursuant to this Agreement or the Act, shall be suspended, and the Percentage Interest of the Delinquent Member shall be deemed not outstanding for purposes of determining whether a quorum exists at any meeting of the Management Committee or whether any specified percentage of votes required to adopt, consent to or approve any Major Decision or any other matter has been obtained.

(c) If the Non-Defaulting Member makes an election under this Section 5.4(c), on the date of such election, the Percentage Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to (i) 1.50, multiplied by (ii) the Default Amount; divided by (iii) the sum of (A) all capital contributions made or deemed made before such date by all Members (including the Initial Contributions and any additional contributions made under Sections 4.5, 4.6 and 4.7) and (B) the aggregate amount of capital contributions that were required to be contributed by all of the Members with respect to the Monthly Capital Calls relating to the default. The Percentage Interest of the Non-Defaulting Member shall be increased by the reduction in the Percentage Interest of the Delinquent Member.

To illustrate the foregoing, if a Monthly Capital Call requires aggregate capital contributions of One Hundred Million Dollars ($100,000,000), a Member with an eighty percent (80%) Percentage Interest defaults on the entire amount of its required Eighty Million Dollars ($80,000,000) capital contribution, and the aggregate capital contributions prior to such date are One Billion Twenty Million Dollars ($1,020,000,000), then the Percentage Interest of the Delinquent Member shall be reduced by an amount (expressed as a percentage) equal to (1) 1.50, multiplied by (2) Eighty Million Dollars ($80,000,000), divided by (3) One Billion One Hundred Twenty Million Dollars ($1,120,000,000), which equals 10.714%, and the Percentage Interest of the Non-Defaulting Member shall be increased by 10.714%. The Delinquent Member will have a Percentage Interest of 69.286% after such election and the other Member will have a Percentage Interest of 30.714% after such election.

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(d) If the Non-Defaulting Member makes an election under this Section 5.4 with respect to the default by the Delinquent Member in making its capital contribution with respect to a Monthly Capital Call under Section 4.6, the provisions of this Section 5.4 shall be the sole and exclusive remedy for the failure by the Delinquent Member to make such required capital contribution. THE MEMBERS AGREE THAT THE LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 5.4 ARE A FAIR AND ADEQUATE MEASURE OF THE DAMAGES THAT WILL BE SUFFERED BY THE NON-DEFAULTING MEMBER AS A RESULT OF A BREACH BY A MEMBER OF ITS OBLIGATION TO MAKE CAPITAL CONTRIBUTIONS UNDER SECTION 4.6 AND NOT A PENALTY.

5.5 Continuing Obligations and Liabilities. Each Member shall be liable to the other Member (including in its capacity as a Manager) to reimburse and pay to such other Member its respective share, based on Percentage Interests, of any and all third party losses, claims, damages and liabilities arising out of or relating to any Environmental Liabilities and Continuing Obligations incurred by such other Member, but only with respect to Environmental Liabilities or Continuing Obligations arising out of, relating to or in connection with activities and Operations conducted during the period that such Member held a Membership Interest. Subject to the foregoing, the reimbursement obligation of a Member under this Section 5.5 shall apply whether or not any such losses, claims, damages or liabilities accrue before or after the resignation or deemed resignation of such Member, the Transfer by such Member of all or any portion of its Membership Interest, the dissolution or liquidation of the Company, or any reduction of such Member’s Percentage Interest, but in each case only to the extent not indemnified by the Company pursuant to Section 3.8(b). For purposes of this Section 5.5, such Member’s share of such liability shall be equal to its Percentage Interest at the time such liability was incurred (or as to any such liabilities arising or existing prior to the Execution Date, such Member’s initial Percentage Interest). Any resignation or deemed resignation of a Member, any Transfer by such Member of all or any portion of its Membership Interest, or any adjustment of a Member’s Percentage Interest under this Article V or otherwise shall not relieve such Member of its share of any such liability accruing before such resignation, Transfer or reduction. Notwithstanding the foregoing provisions of this Section 5.5, the provisions of this Sections 5.5 shall apply only in the case that the Member requesting reimbursement is finally determined to be personally liable for such losses, claims, damages or liabilities, and shall not be construed as a waiver or reduction of the limitations under the Act or other Law of the liability of a Member or the Manager for Company obligations.

5.6 Elimination of Minority Interest.

(a) Upon the reduction of its Percentage Interest to an amount that is equal to or less than five percent (5%), a Member (the “Resigning Member”) shall be deemed to have resigned from the Company as a Member under Section 18-306(2) of the Act and to have relinquished its entire Membership Interest. Subject to Section 5.6(b), the Resigning Member shall be entitled to no consideration whatsoever for its Membership Interest, other than an economic right to continue to receive payments of Products in kind from the Company at the times that Products are distributed or sold to the remaining Members in the Company and in the aggregate amounts that such Resigning Member would have received as distributions or sales from the Company pursuant to Section 10.2 (based on the Percentage Interest of the Resigning Member at the time of the resignation) if the Resigning Member had remained a Member in the Company, but only until the Resigning Member has received aggregate payments or Products in kind after the date of such resignation equal to the sum of (i) the Resigning Member’s Capital Account as of the date of such resignation, plus (ii) interest at a rate of LIBOR, plus three percent (3%) on the outstanding amount that remains unpaid under clause (i) above from the date of the resignation until the date paid. Payment in kind of Products to such Person shall be credited to such deferred payment obligation based on the Spot Price of Products delivered to the Resigning Member after the date of the resignation. Upon any such resignation, the Resigning Member shall take such action as the other Member may request to evidence the relinquishment to the Company of its entire Membership Interest, free and clear of any Encumbrances arising by, through or under the Resigning Member. Any such resignation under this Section 5.6 shall not relieve the resigning Member of its obligations under Section 5.5 (whether any liability with respect thereto accrues before or after such resignation) arising out of Operations conducted prior to such resignation.

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(b) If POS-Minerals is the Resigning Member under Section 5.6(a), the Resigning Member may elect to convert its right to payment in kind of Products under Section 5.6(a) to the Nevada Moly NSR Royalty by delivering written notice (an “NSR Election Notice”) of such election to Nevada Moly within thirty (30) days after the date of such resignation. Upon receipt of the NSR Election Notice, Nevada Moly shall execute and deliver to POS-Minerals an agreement whereby it will irrevocably agree to pay to POS-Minerals an amount (the “Nevada Moly NSR Royalty”) equal to the product of (i) an amount expressed as a percentage, the numerator of which equals the Percentage Interest of the Resigning Member at the time of the delivery of its NSR Election Notice, and the denominator of which equals five (5); multiplied by (ii) the amount of any gross revenue received by Nevada Moly or any of its Affiliates, successors or assigns, from the sale of Products produced in Operations and distributed to Nevada Moly; divided by (iii) the Percentage Interest of Nevada Moly and its Affiliates in the Company. The Nevada Moly NSR Royalty shall be paid monthly within thirty (30) days after the end of the month during which any gross revenue is received by Nevada Moly or any of its Affiliates. Nevada Moly shall cause General Moly to be jointly and severally liable for the Nevada Moly NSR Royalty, but the Company shall not have any liability or responsibility therefor, and the Nevada Moly NSR Royalty shall not constitute an Encumbrance on any of the Assets or Properties of the Company.

(c) Notwithstanding anything herein to the contrary, the provisions of this Section 5.6 shall be the exclusive remedies of the Company and the other Member (including in its capacity as Manager) for the Resigning Member’s failure to maintain a Percentage Interest of five percent (5%) or more.

5.7 Grant of Security Interest. Each Member hereunder grants to the other Member a security interest in its Membership Interest, and any accessions thereto and any proceeds and products therefrom, to secure each and every obligation of such Member to contribute capital, to repay advances made to such Member and to reimburse the other Member for Continuing Obligations hereunder. Each Member hereby authorizes the other Member to file and record all financing statements, continuation statements or other instruments necessary or desirable to perfect or effectuate the provisions hereof. In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest granted in this Section 5.7, notwithstanding any contrary provision in Article XIV, the acquiring Person shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the defaulting Member, and the defaulting Member shall take all action that the non-defaulting Member may reasonably request to effectuate the admission of the transferee as a Member of the Company. Notwithstanding the foregoing provisions of this Section 5.7, the security interest granted pursuant to this Section 5.7 shall be subordinate to any security interest granted by a Member in all or any portion of its Membership Interest to secure the Indebtedness of such Member or any Affiliate of such Member that is permitted under Section 14.4(b), and each Member hereby agrees to execute such subordination agreements as the other Member or its lender may reasonably request to evidence such agreement to subordinate.

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ARTICLE VI
MANAGEMENT COMMITTEE

6.1 Organization and Composition. The Members hereby establish a Management Committee consisting of four members (each referred to as a “Representative”): (a) two Representatives appointed by Nevada Moly and (b) two Representatives appointed by POS-Minerals. A Representative of Nevada Moly shall serve as chair of the Management Committee. Each Member may appoint one or more alternate Representatives to act in the absence of a regular Representative. Appointments of Representatives shall be made or changed by notice to the other Member. Representatives shall not be considered managers under the Act, but derive all of their right, power and authority from the Members. No Member or Representative shall have the power to bind the Company, except in such Member’s capacity as the Manager. All documents and instruments executed on behalf of the Company shall be signed by the Manager or by an officer or employee to whom the Manager has delegated the general or specific authority.

6.2 Powers. The Management Committee shall have exclusive authority and power to determine all management matters, overall policies, objectives, procedures, methods and actions under this Agreement related to the Company. This power shall include the powers to:

(a) exercise overall direction and control of the Manager;

(b) make the Major Decisions set forth in Section 6.4;

(c) approve annual financial statements, reports and production projections; approve capital appropriation requests (i) set forth in an approved Program and Budget in excess of $5,000,000, and (ii) not set forth in an approved Program and Budget in excess of $125,000, in each case on an individual basis;

(d) approve any contract recommended by the Manager (i) set forth in an approved Program and Budget that provides for an aggregate cost to the Company of more than $5,000,000, and (ii) not set forth in an approved Program and Budget that provides for an aggregate cost to the Company of more than $125,000; and

(e) approve budgets for community, charitable and other contributions that have not already been approved in an approved Program and Budget.

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6.3 Decisions. Each of Nevada Moly and POS-Minerals, acting through its Representatives, shall have a number of votes on the Management Committee (a “Voting Interest”) equal to the ratio of (a) its Percentage Interest; divided by (b) the aggregate Percentage Interests of Nevada Moly and POS-Minerals; multiplied by (c) one hundred (100%). The Representatives appointed by Nevada Moly shall vote as a group, and the Representatives appointed by POS-Minerals shall vote as a group. If one but not both Representatives appointed by a Member is not present at a meeting of the Management Committee, the Representative appointed by such Member that is present shall have the entire Voting Interest of the appointing Member. Whenever any provision of this Agreement requires or permits the vote, consent or approval of the Members or the Management Committee, such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with a Voting Interest of greater than fifty percent (50%), unless such provision requires the vote, consent or approval of all of the Members or the entire Management Committee, in which case such provision shall be deemed to require or permit, as applicable, the vote, consent or approval of Representatives with one hundred percent (100%) of the Voting Interests.

6.4 Major Decisions.

(a) Notwithstanding Sections 6.1, 6.2 or 6.3, or Article VII, neither the Manager nor any agent of the Company shall have any authority to bind or take any action on behalf of the Company with respect to any Major Decision unless such Major Decision has been approved by Representatives holding one hundred percent (100%) of the Voting Interests. Each of the following matters shall constitute a “Major Decision”:

(i) approval of a Program and Budget (other than approval of the Initial Program and Budget, which is deemed approved, but including approval of any updates to the Initial Program and Budget), including any Program and Budget for capital costs to be incurred prior to Commercial Production at the mine that are not within the scope of the Bankable Feasibility Study;

(ii) cost overruns in excess of fifteen percent (15%) of an approved Program and Budget;

(iii) any amendment or modification to any Program and Budget; provided, that cost overruns that do not exceed fifteen percent (15%) of the applicable Program and Budget and expenditures with respect to emergencies shall be deemed to automatically amend such Program and Budget;

(iv) expansion or contraction of the average tons per day planned production schedule of the mill at the Project of twenty percent (20%) or more of the relevant tons per day throughput schedule in the Bankable Feasibility Study (as such planned production has been increased or decreased as set forth in any Program and Budget approved hereunder), in each case for reasons other than regular maintenance or an event of Force Majeure;

(v) termination of the Project;

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(vi) dissolution of the Company or any event that will cause the liquidation of the Company under the Code or Treasury Regulations;

(vii) decisions to cease production for a period greater than three (3) months for reasons other than regular maintenance or an event of Force Majeure;

(viii) acquisition or disposition of significant real property, water rights or real estate assets (including acquisition or disposition of significant patented and unpatented mining claims under Section 7.2(n)) other than in the ordinary course of business;

(ix) conduct of businesses other than the Development, construction, Operations and financing of the Project;

(x) other than purchase money security interests or other security interests in Company equipment to finance the acquisition or lease of Company equipment used in the Operations, the incurrence by the Company of any Indebtedness that requires any of the following as security for the obligations arising under or with respect to such Indebtedness: (A) an Encumbrance on all or any material portion of the Assets; (B) the pledge by any Member of its Membership Interest; or (C) the guaranty by any Member or any Affiliate of any such Member of the obligations of the Company with respect to such Indebtedness; provided, that nothing in this clause (x) shall be deemed to prohibit or restrict the right of a Member to pledge all or any portion of its Membership Interest pursuant to Section 14.4(b) as security for any Indebtedness incurred by such Member;

(xi) the issuance of an Equity Interest to any Person other than a Member, or the admission of any Person as a new Member of the Company; provided, that this clause (xi) shall not be deemed to prohibit or restrict the adjustment of the Percentage Interests of the Members in accordance with this Agreement;

(xii) a decision to construct and open an additional mine within the Project that would be a new mine not included in the Bankable Feasibility Study;

(xiii) a decision for the Company to construct a ferromoly converter facility either on or off the Properties;

(xiv) a decision to grant authorization for the Company to file a petition for relief under any chapter of the U.S. Bankruptcy Code, Title 11 U.S.C. or to consent to such relief in any involuntary petition filed against the Company by any third party, or to admit in writing any insolvency of the Company or inability to pay its debts as they become due or to consent to any receivership (or similar proceeding) of the Company;

(xv) a contract between the Company and any Member or any Affiliate of a Member or any other Person to allow roasting of ore at the Company’s roasting facility from such Member’s or its Affiliate’s or such other Person’s other properties, including the Hall-Tonopah project owned by an Affiliate of Nevada Moly;

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(xvi) execution by the Company of any contract or other agreement or arrangement between the Company and any Member (including in its capacity as a Manager) or Affiliate of a Member, including under Section 7.6;

(xvii) determination of the price at which the Company shall sell Products to the Members in accordance with Section 10.2(b); and

(xviii) replacement of the Manager under Section 7.4(c).

(b) If a Person other than Nevada Moly or POS-Minerals (or a permitted transferee of the entire Membership Interest of Nevada Moly or POS-Minerals that is an Affiliate of Nevada Moly or POS-Minerals) is admitted to the Company as a Member, unless otherwise agreed by Nevada Moly and POS-Minerals and set forth in an amendment to this Agreement, such Person shall have no right to appoint a Representative to the Management Committee, shall have no Voting Interest, and the vote of such Person shall not be required for any decision of the Members or the Management Committee hereunder.

6.5 Meetings. Management Committee meetings shall be held at least (a) monthly during Development, (b) every other month during the first 12-month period after commencement of Commercial Production and (c) quarterly thereafter, at such times as the Management Committee shall determine. Management Committee meetings shall be held in Lakewood, Colorado at the principal office of Nevada Moly, or at such other place in the United States as Nevada Moly and POS-Minerals shall agree. Except for regularly scheduled meetings as agreed by the Members, the Manager or any Representative may call a special meeting of the Management Committee upon fifteen (15) days’ written notice. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one Representative appointed by each Member is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Manager or Representative calling the meeting in the case of a special meeting, but any matters may be considered with the approval of one or more Representatives appointed by each Member. Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Representatives within seven (7) Business Days after the meeting. The minutes, when approved by one or more Representatives appointed by each Member, shall be the official record of the decisions made by the Management Committee and shall be binding on the Management Committee, the Manager and the Members. Reasonable costs incurred in connection with attendance shall be a Company cost.

6.6 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by Representatives having the requisite Voting Interest to take such action at a meeting at which all of the Representatives were present and voted; provided that written notice of all actions taken by Representatives with less than one hundred percent (100%) of the Voting Interests shall be provided to all Representatives (other than Representatives executing such consent) not later than ten (10) days after the taking of such action. Action taken under this Section 6.5 shall be effective when Representatives holding the requisite Voting Interest have signed the consent, unless the consent specifies a different effective date.

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6.7 Matters Requiring Approval. Except as otherwise delegated to the Manager in Section 7.2, the Management Committee shall have exclusive authority to determine all management matters related to the Company.

ARTICLE VII
MANAGER

7.1 Appointment. The Members hereby appoint Nevada Moly as the Manager with overall management responsibility for Development and Operations. Nevada Moly hereby agrees to serve unless and until it resigns or is removed as provided in Section 7.4.

7.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties by and on behalf of the Company, which shall be discharged in accordance with adopted Programs and Budgets:

(a) The Manager shall manage, direct and control Operations, including mining, processing, stockpiling and delivering Products.

(b) The Manager shall implement the decisions of the Management Committee, shall make from Company funds all expenditures necessary to carry out adopted Programs and Budgets, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.

(c) The Manager shall prepare and transmit to each Member proposed Programs and Budgets in accordance with Section 8.3.

(d) The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Project free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Asset, or landlord’s, mechanic’s or materialmen’s liens (which shall be released or discharged in a diligent manner), or Encumbrances specifically approved by the Management Committee.

(e) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the judgment of the Manager acting in accordance with Standard Mining Industry Practices. The Manager shall acquire in the name of the Company all necessary water rights, surface rights, rights-of-way and other real property interests required for the Properties.

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(f) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets (except taxes determined or measured by a Member’s sales revenue or net income); and (iii) shall do all other acts reasonably necessary to maintain the Assets. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges.

(g) The Manager shall, in accordance with the Accounting Procedure, engage, hire and train the necessary personnel to perform the work required for the Project.

(h) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with Law; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s efforts to comply with Standard Mining Industry Practices, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties (provided that any such payment of fines or penalties shall be without reimbursement from the Company to the extent arising from the fraud, gross negligence or willful misconduct of the Manager).

(i) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations; provided, however, without the consent of the Management Committee, the Manger may prosecute and defend (i) all actions arising out of or relating to the perfection of the Water Rights for use at the Project, and (ii) all actions against the Manager or any Member arising out of the Operations or the performance by the Manager or any such Member of its obligations under this Agreement or the Contribution Agreement.

(j) The Manager shall obtain insurance for the benefit of the Company as provided in Exhibit D or as may otherwise be determined from time to time by the Management Committee.

(k) The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIII. Without prior authorization from the Management Committee, however, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of $100,000 (other than the distribution of Products hereunder); (ii) enter into any sales contracts or commitments for Product, except as provided in Section 10.3; or (iii) dispose of all or a substantial part of the Assets that are necessary to achieve the purposes of the Company.

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(l) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(m) The Manager shall timely pay all Governmental Fees required to hold and maintain the unpatented mining claims held as a part of the Assets. To the extent required by Law, the Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by law in order to maintain the unpatented mining claims included within the Properties. The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget and, to the extent consistent with the adopted Program and Budget, Standard Mining Industry Practices. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, and allocating therein, to or for the benefit of each claim, at least the minimum amount required by law to maintain such claim or site.

(n) Subject to Section 6.4(a)(viii), if authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site; (ii) locate any fractions resulting from such amendment or relocation; (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites; (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the U.S. rights to the ground covered thereby; (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the U.S. rights to the ground covered thereby; (vi) exchange with or convey to the U.S. any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground; and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Federal law hereafter enacted.

(o) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

(p) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within forty-five (45) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Management Committee may reasonably request. At all reasonable times the Manager shall provide to the Members and its agents and representatives, upon the written request of any Representative of such Member, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Manager shall allow the Member that is not the Manager and its agents, at the latter’s sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting or auditing Member does not unreasonably interfere with Operations.

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(q) The Manager shall ensure that POS-Minerals will have adequate office space at the Project site headquarters (when constructed), including telephone and internet access, and that POS-Minerals shall be provided reasonable overnight accommodations to the extent housing is provided for the Manager’s officers and employees, the expenses of which shall be borne by the Company.

(r) The Manager shall maintain Capital Accounts of the Members in accordance with Exhibit C.

(s) The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any Law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(t) The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Commercial Production. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the Management Committee fully informed about the Manager’s efforts to discharge Continuing Obligations. Each Member and its authorized agents and representatives shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records and accounts related thereto.

(u) The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include money market investments and money market funds, or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(v) The Manager may cause the Company to become a member of the Nevada Mining Association, or with the approval of the entire Management Committee, other national, state or local mining or other trade associations to the extent the Manager determines that membership in any such trade associations will benefit the Company.

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(w) The Manager shall prepare or cause to be prepared the engineering and design plans and specifications for the Project.

(x) The Manager shall, in accordance with the Exhibit C, prepare and file with Governmental Authorities all tax and other returns required by Law pertaining to the Project.

(y) Subject to the availability of funds under Sections 6.4(a)(ii) and (iii), and except for the permissible acquisition and disposition of assets hereunder, the Manager shall maintain in good working condition and replace when necessary all machinery, plant and equipment and other Assets.

(z) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

Notwithstanding anything in this Agreement to the contrary, the Manager shall not be in default of any duty under this Section 7.2 if its failure to perform results from the failure of the Member that is not the Manager or its Representatives or Affiliates to perform acts or to contribute amounts required under this Agreement.

7.3 Standard of Care. The Manager shall perform its duties under this Agreement in accordance with Standard Mining Industry Practices, or in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. Notwithstanding anything in this Agreement to the contrary, the Manager shall not be liable to the Members or the Company for any breach of this Agreement or other act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s fraud, willful misconduct or gross negligence.

7.4 Resignation; Removal; Replacement.

(a) The Manager may voluntarily resign upon six (6) months’ prior written notice to the Representatives of the other Member, in which case Representatives holding one hundred percent (100%) of the Voting Interests shall designate a replacement Manager. If any of the following shall occur with respect to the Manager, the Manager shall be deemed to have offered to resign, which offer may be accepted by the other Member in its sole discretion within thirty (30) days following such deemed offer:

(i) The Percentage Interest of the Manager and its Affiliates becomes in the aggregate less than fifty percent (50%); or

(ii) The Manager fails to perform a material obligation imposed upon it under this Agreement in a manner that constitutes fraud, willful misconduct or gross negligence and such failure continues for a period of sixty (60) days after notice from the other Member or its Representatives demanding performance; or

(iii) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of the Manager’s assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

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(iv) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect; consents to the entry of an order for relief in an involuntary case under any such Law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; makes a general assignment for the benefit of creditors; fails generally to pay its debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(v) Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

(b) The Manager may be removed at any time by the holders of a majority of the Voting Interests (including the Voting Interests of the Manager and its Affiliates). The Manager may also be removed by the holders of a majority of the Voting Interests (exclusive of the Voting Interests of the Manager and any Affiliate of the Manager) after the occurrence of a final non-appealable judgment or determination of a court of competent jurisdiction or arbitration panel finding that the Manager has committed gross negligence, willful misconduct or fraud.

(c) In the event the Manager resigns, is deemed to resign or is removed pursuant to this Section 7.4, a Member may propose a replacement Manager that has reasonably sufficient financial resources and experience in the molybdenum mining and beneficiation industry to conduct the Operations in a commercially reasonable manner. Such a replacement Manager shall be subject to the approval of Representatives holding one hundred percent (100%) of the Voting Interests, such approval not to be unreasonably withheld or delayed; provided, that if the Manager is removed pursuant to Section 7.4(b), (i) if any individuals who are Representatives of Nevada Moly were responsible for all or any part of the conduct giving rise to the removal of the Manager, such individuals shall immediately be removed and replaced by Nevada Moly as Representatives, (ii) any replacement Manager proposed by Nevada Moly shall be subject to an absolute veto right of POS-Minerals, which right may be exercised by POS-Minerals in its sole and absolute discretion, and (iii) any individual proposed as the general manager for the Operations shall be subject to an absolute veto right of POS-Minerals, which right may be exercised by POS-Minerals in its sole and absolute discretion.

(d) Notwithstanding anything herein to the contrary, the resignation or removal of a Person as the Manager shall not require or result in the resignation or removal of such Person as a Member, reduce the Percentage Interest or Voting Interest of such Member or its Representatives, or restrict the right of such Member to appoint Representatives to the Management Committee.

7.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

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7.6 Transactions With Affiliates.

(a) Subject to Sections 7.6(b) and 7.6(c), the Company shall not enter into any agreement or contract (including the payment of any fees or other compensation) with the Manager, any Affiliate of the Manager or any Member, or any material modification or amendment to any such agreement or contract, except (a) on terms that have been approved by Representatives of the Member that is not the Manager (including as may have been approved in a Program and Budget) or (b) that are specifically set forth in this Agreement.

(b) Notwithstanding Section 7.6(a) or any other provision of this Agreement to the contrary, the Members acknowledge and agree that the services and duties to be performed by the Manager hereunder may be delegated to any Affiliate of the Manager and performed by any such Affiliate, or any of its officers, employees, contractors or agents, and the costs and charges of such Affiliates in the performance of such duties shall be reimbursed by the Company and subject to the other charges to the Business Account to the same extent as if such costs were incurred directly by the Manager, but in all cases subject to the requirements of the Accounting Procedure. The delegation by the Manager of any of its duties or obligations hereunder shall not relieve or release the Manager from any such duties or obligations, including the cost to account for any such reimbursements or costs incurred by Affiliates of the Manager as and to the extent provided in the Accounting Procedure.

(c) If a Dispute or question shall arise relating to the application of this Section 7.6 or any other conflict of interest between the Manager or any of its Affiliates, on the one hand, and the Company or any other Member, on the other hand, any action taken by the Manager, in the absence of bad faith, fraud, willful misconduct or gross negligence, shall not constitute a breach of this Agreement or any other Transaction Document or a breach of any standard of care or duty imposed herein. Notwithstanding anything to the contrary in this Agreement, (i) if it is determined that the Manager or any of its Affiliates received an Administrative Charge or other payment beyond that to which they were entitled, the Manager shall, or shall cause its Affiliate to, reimburse the Company for such overpayment, regardless of whether such overpayment was the result of any bad faith, fraud, willful misconduct or gross negligence, and (ii) if it is determined that the Manager or any of its Affiliates is entitled to receive an Administrative Charge or other payment beyond that which it actually received, the Company shall promptly pay to the Manager or such Affiliate of the Manager such underpayment.

7.7 Activities During Deadlock. If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations at levels substantially comparable with the last adopted Program and Budget and as necessary to protect the interests of the Members and maintain the integrity of the Project. For purposes of determining the required contributions of the Members, the last adopted Program and Budget shall be deemed extended and Article IV shall continue to apply.

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ARTICLE VIII
PROGRAMS AND BUDGETS

8.1 Initial Program and Budget. The initial Program and Budget, covering the entire period from the Effective Date through commencement of Commercial Production (the “Initial Program and Budget”), a copy of which is attached as Exhibit E, shall hereby be deemed to have been adopted by the Management Committee. The Initial Program and Budget contains a monthly Budget through December 31, 2008, and annual Budgets thereafter through the commencement of Commercial Production. The Initial Program and Budget shall be updated annually through the commencement of Commercial Production.

8.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 8.8 and Article XII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets. Each Program and Budget adopted pursuant to this Agreement shall (a) provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget and (b) shall provide for the payment of all obligations of the Company under real property and equipment lease obligations.

8.3 Presentation of Programs and Budgets. Proposed Programs and Budgets (including any updates to the Initial Program and Budget) shall be prepared by the Manager for calendar year periods. Not later than November 1 of each calendar year, a proposed Program and Budget for the succeeding calendar year shall be prepared by the Manager and submitted to the Management Committee. The proposed Program and Budget shall be accompanied by a notice of the date and time of the meeting to be held pursuant to Section 8.4 to consider the proposed Program and Budget, which date shall not be less than twenty (20) days after the submission of the proposed Program and Budget to the Management Committee. Pursuant to a written request to the Manager, the Representatives of a Member shall be entitled to review during normal business hours of the Manager all working papers and other reasonable documentation prepared by the Manager or in the possession of the Manager that support any proposed or adopted Program and Budget.

8.4 Approval of Proposed Programs and Budgets. On or before December 1 of each year after submission of a proposed Program and Budget (including any updates to the Initial Program and Budget) at a meeting of the Management Committee to be held at the principal office of the Manager, or at such other place as the Representatives shall agree, the Representatives of each Member shall submit to the Management Committee: (a) that the Representatives of such Member approve the proposed Program and Budget, (b) proposed modifications to the proposed Program and Budget; or (c) that the Representatives of such Member reject the proposed Program and Budget. If the Representatives of a Member do not approve the proposed Program and Budget, then the Management Committee shall seek to develop a Program and Budget acceptable to the Representatives of each Member. If one or more Representatives of a Member fail to attend any meeting of the Management Committee the purpose of which is to review and approve a Program and Budget, then such meeting shall be postponed to the same place and time on a date that is not less than five (5) Business Days after that date of the original meeting, and written notice of such postponed meeting shall be provided by the Company to the Representatives of each Member. If one or more Representatives of a Member fail to attend any such postponed meeting, then the Representatives of the Members at such postponed meeting may approve the proposed Program and Budget; provided, that no other action may be taken at such postponed meeting.

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8.5 Election to Participate. By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, if the first sentence of Section 4.6 is applicable, a Member may elect to contribute to such Program and Budget (other than the Initial Program and Budget) in some lesser amount than the amount that would otherwise be required to be contributed by such Member based on its Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest shall be adjusted as provided in Section 5.3. If a Member fails to so notify the Management Committee, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Percentage Interest. Notwithstanding the foregoing provisions of this Section 8.5, a Member shall be subject to the provisions of Section 5.5 if such Member does not contribute to a Program and Budget a sufficient amount to maintain its Percentage Interest at five percent (5%) or greater after the application of Section 5.3. Notwithstanding the election by a Member not to participate or to participate in a lesser amount in any Program and Budget, such Member shall make the capital contributions required by Section 8.8 to fund emergency expenditures.

8.6 Deadlock on Proposed Programs and Budgets. If the Management Committee does not approve a Program and Budget (or any updates to the Initial Program and Budget) by the beginning of the period to which the proposed Program and Budget relates, the provisions of Section 7.7 shall apply.

8.7 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager causes or increases budget overruns by more than fifteen percent (15%) of the expenditures called for in such Budget for any year, then, unless otherwise agreed by the Management Committee by unanimous vote or ratification of the Representatives, any excess expenditures over such fifteen percent (15%) ceiling, unless directly caused by an Emergency expenditure made pursuant to Section 7.7 or 8.8, shall be at the sole cost and expense of the Manager. Budget overruns of fifteen percent (15%) or less and expenditures for Emergencies in accordance with Section 8.8 shall be a cost and expense of the Company and subject to Monthly Capital Calls.

8.8 Emergency or Unexpected Expenditures. In case of Emergency, the Manager shall have the right and obligation to take such actions as the Manger deems necessary to protect life, limb or property, to protect the Assets, to comply with Law and to minimize losses to the Company, in each case in accordance with Standard Industry Practice. The Manager may also make expenditures in accordance with Standard Industry Practice for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care; provided in the case of unexpected events that are not Emergencies, such expenditures do not cause or increase budget overruns of the approved Budget by fifteen percent (15%) or more. The Manager shall promptly notify the Representatives of any such Emergency or unexpected event, and, to the extent the expenditures with respect to such Emergency or unexpected event cause or increase budget overruns of the approved Program and Budget of greater than fifteen percent (15%), shall seek ratification of any such expenditures by the unanimous vote of the Management Committee. If expenditures incurred by the Manager with respect to an Emergency or unexpected event cause or increase budget overruns of the approved Program and Budget of greater than fifteen percent (15%), the Manager shall be reimbursed for such expenditures, (a) in the case of an Emergency, whether or not approved or ratified by the unanimous vote of the Management Committee, or (b) in the case of an unexpected event that is not an Emergency, only if approved or ratified by the unanimous vote of the Management Committee.

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ARTICLE IX
ACCOUNTS AND SETTLEMENTS

9.1 Monthly Statements. The Manager shall submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account within seven (7) Business Days after the end of each such month.

9.2 Monthly Capital Calls. On the basis of the adopted Program and Budget, the Manager shall make monthly capital calls (“Monthly Capital Calls”) after the Third Contribution Installment Date by submitting to each Member prior to the last day of each month, a Notice of Capital Requirements for (a) estimated cash requirements for the following month (plus the amount of required reserves), less (b) the aggregate amount of any capital contributions made in months prior to the date of the Notice of Capital Requirements in excess of the amounts required to fund adopted Programs and Budgets for such prior months, plus (c) the amount by which expenditures for adopted Programs and Budgets for months prior to the date of the Notice of Capital Requirements exceeded the amount of capital contributions made in such prior months. The “Notice of Capital Requirements” for each Monthly Capital Call shall set forth for such Monthly Capital Call the calculation of the aggregate amount to be contributed by the Members for such month and the components thereof described in clauses (a), (b) and (c) above, and the amount to be contributed by each Member based on its Percentage Interest, subject to any election permitted under Section 5.3. Within ten (10) days after receipt of each such Notice of Capital Requirements, each Member shall pay to the Manager as a capital contribution to the Company its proportionate share of the estimated amount. Time is of the essence of payment of such capital contributions. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to thirty (30) days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of the Business Account. The Members shall, after Commercial Production begins, consider requiring the Manager to make weekly capital calls in lieu of Monthly Capital Calls.

9.3 Failure to Meet Cash Calls. Subject to Section 8.5, a Member who fails to make capital contributions in the amounts and at the times specified in Section 9.2 shall be in default, and the non-defaulting Member shall have those rights, remedies and elections set forth in Section 5.4.

9.4 Audits.

(a) The Manager shall order an independent audit of the financial statements of the Company for each fiscal year of the Company. The initial independent auditor shall be PriceWaterhouseCoopers L.L.P. In the event PriceWaterhouseCoopers L.L.P. no longer is the independent auditor for any reason, any subsequent auditor shall be unanimously agreed upon by the Management Committee (with each Member’s consent to a subsequent auditor proposed by the Manager not to be unreasonably withheld if the subsequent auditor is another nationally recognized public accounting firm with expertise in auditing mining companies).

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(b) Upon reasonable written notice to the Manager, each Member may appoint a second auditor of its own selection and at its own cost within three (3) months after receipt of the annual audit report and financial statements with respect to any fiscal year. Such second auditor shall (as the agent and representative of the appointing Member) be entitled to access to the books and records of the Company pursuant to Section 7.2(p) during normal business hours, so long as such auditor does not unreasonably interfere with or disrupt Operations. The auditing Member shall reimburse the Manager or the Company, as applicable, for all reasonable out-of-pocket costs and expenses incurred by the Manager or the Company in complying with any such request. The auditing Member shall provide a copy of the audit report of its appointed auditor, and shall within thirty (30) days after completion of any such audit provide written notice to the Manager of any exceptions or discrepancies identified in such audit.

(c) All exceptions to and claims for discrepancies under Section 9.4(b), disputes as to price and terms of Product under Section 10.2(b), and disputes regarding the most competitive price under Section 10.3(b) shall be resolved by an accounting arbitration before a nationally recognized public accounting firm (other than the accounting firm that performs the Company’s annual financial statement audit) with expertise in auditing mining companies selected by the entire Management Committee (the “Accounting Arbitrator”) within thirty (30) days after (i) in the case of Section 9.4(b), receipt of a notice of exceptions or discrepancies, (ii) in the case of Section 10.2(b), a notice from a Member to the other Member that the first Member desires to submit a dispute under Section 10.2(b) to this Section 9.4(c), and (iii) in the case of Section 10.3(b), receipt by Nevada Moly from POS-Minerals of its written determination under Section 10.3(b) that the competitive price information was not reasonably calculated by Nevada Moly. The procedures for any such accounting arbitration and the evidence to be reviewed by the Accounting Arbitrator shall be determined by the Accounting Arbitrator; provided, that the scope of the accounting arbitration shall be limited to (1) in the case of Section 9.4(b), the exceptions and discrepancies set forth in the notice from the auditing Member, (2) in the case of Section 10.2(b), the price and other terms of sales of Product under Section 10.2(b), and (3) in the case of Section 10.3(b), the determination of the most competitive price. To the extent practicable, the accounting arbitration shall be completed, and the Accounting Arbitrator shall render its written decision, within forty-five (45) days after the appointment of the Accounting Arbitrator.

ARTICLE X
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

10.1 Distributions.

(a) Disposition by the Company of Products shall be governed by Sections 10.2, 10.3 and 10.4 and, except as provided in those Sections, the Company shall not dispose of any Products and (notwithstanding anything to the contrary elsewhere in this Agreement) the Manager shall have no authority to bind the Company with respect to any disposition of any Products except in accordance with this Section 10.1 and Sections 10.2, 10.3 and 10.4. All cash resulting from disposition of POS-M Products shall be distributed to POS-Minerals. All cash resulting from disposition of NMO Products shall be distributed to Nevada Moly.

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(b) All distributions to the Members shall be in cash, except as provided in Section 10.1(d) or except as otherwise determined by the entire Management Committee. Except as provided in Section 10.1(a) and Section 10.1(d), (i) no Member shall have the right to demand distributions in cash or in kind; (ii) the aggregate amount of all distributions to the Members and the timing of such distributions shall be determined by the Management Committee; (iii) distributions shall be made to the Members in accordance with their respective Percentage Interests.

(c) The Members’ respective shares of Products shall be determined on a monthly basis as of the last day of each month, and each Member’s share of Products shall equal the Member’s Percentage Interest multiplied by the aggregate amount of Products produced during the month. If a Member’s Percentage Interest has changed during the month, the Percentage Interest for purposes of this Section 10.3 shall equal the average daily Percentage Interest for the month. Products sold to a Member under Section 10.2 shall be deemed sold on the last day of the month, and Products distributed in kind to a Member shall be deemed distributed on the last day of the month.

(d) A Member may, in lieu of purchasing its share of Products, by written instruction to the Company, elect to receive its share of Products in kind, or to take actions as appropriate to cause the sale of its share of Products by the Company to a third party purchaser on the terms determined by the Member; provided that the Member shall bear directly all additional costs, expenses, losses, claims, damages and liabilities incurred as a result of any election under this Section 10.1(d). Any cash payments or other consideration received by a Member in connection with its share of Products sold under this Section 10.1(d) shall be deemed to have been received by the Company and distributed to the Member. A Member shall provide to the Manager all information needed to make the determinations required under Exhibit C with respect to its share of Products.

10.2 Disposition of Products.

(a) Except as provided in Section 10.1(d), each Member shall be sold and take in kind its share of all Products. Each Member may thereafter separately dispose of the Products it has purchased from the Company. Each Member shall bear directly all costs and expenses incurred in connection with such separate disposition.

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(b) On or before the date that is sixty (60) days prior to the anticipated date of Commercial Production and not later than sixty (60) days prior to the beginning of each calendar year thereafter, the Manager shall deliver to the Management Committee an estimate of the quantity and timing of production of Products for such calendar year or other period, provided, that such estimate shall not be binding on the Manager. Within thirty (30) days after receipt of such estimate, the Representatives of each Member shall deliver to the Manager its nomination, based on the Manager’s estimate, of the types (i.e. powder, briquette or ferromoly) and relative amount of each such type requested to be sold to such Member in kind based on its Percentage Interest. The Representatives shall thereafter work together in good faith to agree upon an annual forecast (the “Annual Forecast”) of monthly scheduled sales of Products to the Members during the relevant period based on the foregoing estimate and nominations. To the extent of actual production, the Manager shall thereafter sell or distribute to each Member, or sell on behalf of the Company, such Member’s share (based upon the Member’s Percentage Interest) of Products, as directed and in the types and amounts specified by the Member, to the extent practicable in accordance with the Annual Forecast, except to the extent such sales of such amounts and types create an unreasonable burden on the Company or any other Member. The Manager shall give the Members notice at least ten (10) days in advance of the delivery date upon which their respective shares of Products will be available for sale. The Products shall be sold to the Members at the price determined quarterly by the entire Management Committee; provided that the price shall be a representative market price taking into consideration the competitive market conditions, along with normal volume discounts, commissions, and transportation differentials; and provided, further, that the price shall not be higher than the price received by Nevada Moly or any of its Affiliates for external spot sales during the quarter. The Manager may offset the distribution to be made to a Member pursuant to the last two sentences of Section 10.1(a) against the sales price to be paid by a Member for the Product sold to such Member. All disputes or disagreements concerning the price or other terms of sales of Product under this Section 10.2(b) shall be resolved by the Accounting Arbitrator in accordance with Section 9.4(c), provided that the Accounting Arbitrator shall keep all information provided by a Member confidential and shall not disclose such information to the other Member.

(c) Any costs of the Company for severance taxes, net proceeds taxes, ad valorem taxes and other taxes or royalties imposed (including any potential federal royalties that may be imposed in the future) in connection with the production of Products shall be an expense of the Company subject to Monthly Capital Calls. Any additional expenditures incurred by the Company in the selling in kind and separate disposition thereafter by any Member of its proportionate share of Products, including any storage, freight to final destination, insurance, and premiums for the incremental cost of one type of Product over another type of Product (i.e. powder, briquette or ferromoly), shall be an expense of such Member, and shall be reimbursed by such Member to the Company within thirty (30) days of receipt of an invoice for the same from the Manager. Any such reimbursement shall not be considered a capital contribution and shall not increase the Capital Account of the reimbursing Member.

10.3 Excess Nevada Moly Products.

(a) If Nevada Moly determines in its sole discretion that it has quantities of Product that are sold or distributed to it, or that are available for sale, by the Company and that are unsold and uncommitted to third parties, Nevada Moly shall offer such quantities of Product to POS-Minerals, in which case POS-Minerals shall have the right to acquire all or any portion of such unsold and uncommitted quantities at the most competitive price received by Nevada Moly from third-parties for Product sales of similar quantities, with similar specifications over similar time periods and on transportation and other similar terms, as reasonably determined by Nevada Moly.

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(b) If POS-Minerals exercises its right pursuant to the preceding sentence, upon reasonable notice to Nevada Moly, POS-Minerals shall have the right to appoint a nationally-recognized independent certified public accounting firm with experience in the mining industry to audit the records of Nevada Moly and its Affiliates, if applicable, during normal business hours, and so long as such auditor does not unreasonably interfere with or disrupt the operations of Nevada Moly and General Moly, to verify that the most competitive price was reasonably calculated in accordance with Section 10.3(a), which firm shall keep confidential from POS-Minerals and not disclose to any Person the price and other information that it reviews, and shall only inform POS-Minerals in writing whether such most competitive price information was or was not reasonably calculated by Nevada Moly. A copy of such determination shall promptly be provided to Nevada Moly. All exceptions to and claims for discrepancies shall be resolved by the Accounting Arbitrator in accordance with Section 9.4(c), provided that the Accounting Arbitrator shall keep confidential from POS-Minerals and not disclose to any Person the price and other information that it reviews, and shall only inform the parties in writing as to its determination of a reasonably calculated most competitive price, which shall be binding on the parties.

10.4 Failure of Member to Remove Product. If a Member (the “Recipient Member”) fails to remove from the Properties its share of any Products as determined under Section 10.2 within ninety (90) days after the determination of the Recipient Member’s share of such Products, the other Member (the “Agent Member”) shall have the right, but not the obligation, for a period of sixty (60) days after the expiration of the foregoing ninety (90) day period, to purchase such Products from the Recipient Member for the Agent Member’s own account or to sell such Products as agent for the Recipient Member at a price not less than ninety percent (90%) of the Spot Price. Any Agent Member selling Products on behalf of the Recipient Member pursuant to this Section 10.4 shall be entitled to deduct from the proceeds of any such sale the reasonable expenses of the Agent Member incurred in such a sale.

ARTICLE XI
RESIGNATION AND DISSOLUTION

11.1 Dissolution. The Company shall be dissolved only upon the occurrence of any of the following:

(a) upon the unanimous agreement of the Management Committee; or

(b) at the election of POS-Minerals if it has not received the distribution described in Section 4.1(c)(iii) within ten (10) Business Days after the date of the Third Installment Election.

11.2 Resignation. A Member may elect to resign as a Member of the Company by giving written notice to the other Member of the effective date of the resignation, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice. Upon such resignation, the Company shall acquire the resigning Member’s entire Membership Interest for Ten Dollars ($10.00), free and clear of any Encumbrances arising by, through or under the resigning Member, except for those Encumbrances to which both Members have given their written consent after the Execution Date, and such Membership Interest shall be cancelled. The resigning Member shall not be entitled to any distribution upon such resignation or any further consideration from the Company whatsoever. Any such resignation under this Section 11.2 shall not relieve the resigning Member of its obligations under Section 5.5 (whether any liability with respect thereto accrues before or after such resignation) arising out of Operations conducted prior to such resignation.

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11.3 Liquidation and Termination After Dissolution. Upon the dissolution of the Company under Section 11.1, the Manager shall appoint in writing one or more liquidators (who may be a Member or Managers) who shall have the authority set forth in Section 11.6. The liquidator shall take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the liquidation and termination of the Company shall be expenses chargeable to the Company. The liquidator may determine which assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other assets of the Company. All gain or loss with respect to the assets (including assets distributed in kind) shall be allocated among the Members in accordance with the applicable provisions of Exhibit C. Should a Member have a deficit balance in its Capital Account (after giving effect to such allocations of gain or loss), the Member shall not be obligated to make a contribution to the Company to restore all or any part of such Capital Account deficit. The assets of the Company shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Members. Thereafter, any remaining cash and all other Assets shall be distributed to the Members in accordance with Section 4.2(b) of Exhibit C. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member pursuant to this Section 11.3. Upon the completion of the winding up of the Company, the liquidator shall cancel the certificate of formation of the Company and take such other actions as may be reasonably necessary to terminate the continued existence of the Company.

11.4 Non-Compete Covenants. A Member who resigns from the Company pursuant to Section 11.2 or is deemed to have resigned pursuant to Section 5.5, or a Member who Transfers or forfeits its entire Membership Interest, shall not directly or indirectly acquire any interest in property within the Area of Interest for twenty-four (24) months after the effective date of the resignation, forfeiture or Transfer. If a resigning, forfeiting or transferring Member, or any Affiliate of the foregoing, breaches this Section 11.4, such Member or Affiliate shall be obligated to offer to convey to the other Member, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by such other Member at any time within forty-five (45) days after it is received by such other Member.

11.5 Right to Data After Termination. After the termination of the continued existence of the Company pursuant to Section 11.3, each Member shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a resigning Member, or a Member that forfeits or Transfers its entire Membership Interest, shall not be entitled to any such copies after any such resignation.

11.6 Continuing Authority. From and after the dissolution of the Company under Section 11.1, the liquidator shall have the power and authority of the Members, the Manager and the Management Committee to do all things on behalf of the Company that are reasonably necessary or convenient to: (a) wind up the Operations and the Company, (b) continue to operate the Properties and other Assets of the Company during the winding up of the Operations and the Company and (c) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Company, mortgage Assets, and take any other reasonable action in any matter with respect to the Company or the Operations.

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ARTICLE XII
ACQUISITIONS WITHIN AREA OF INTEREST

12.1 General. Any interest or right to acquire any interest in real property (other than water rights, which are covered by the KVR Water Lease) within the Area of Interest acquired during the term of this Agreement by or on behalf of a Member or any Affiliate shall be subject to the terms and provisions of this Agreement, subject in each case to any rights of Mount Hope Mines, Inc. under the terms of the Project Lease.

12.2 Notice to Nonacquiring Member. Within twenty (20) days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by or on behalf of the Company pursuant to a Program), the acquiring Member shall notify the other Member of such acquisition. The acquiring Member’s notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Member believes that the acquisition of the interest is in the best interests of the Company under this Agreement. In addition to such notice, the acquiring Member shall make any and all information concerning the acquired interest available for inspection by the other Member.

12.3 Option Exercised. If, within fifteen (15) days after receiving the acquiring Member’s notice, the other Member notifies the acquiring Member of its election to participate in the acquired interest, the acquiring Member or its Affiliate shall convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire acquired interest (or if to the other Member, a proportionate undivided interest therein based on the Percentage Interests of the Members). If conveyed to the Company, the acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member’s election to participate therein. Such other Member shall promptly pay to the acquiring Member its proportionate share based on Percentage Interests of the latter’s actual out-of-pocket acquisition costs.

12.4 Option Not Exercised. If the other Member does not give such notice within the fifteen (15) day period set forth in Section 12.3, neither such Member nor the Company shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Properties or otherwise be subject to this Agreement.

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ARTICLE XIII
ABANDONMENT AND SURRENDER OF PROPERTIES

13.1 Surrender or Abandonment of Property. The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Member, the Company shall assign to the objecting Member, by special warranty deed and without cost to the surrendering Member, all of the Company’s interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties and the Company shall have no further right, title or interest therein.

13.2 Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Article XIII, then, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two (2) years following the date of such abandonment or surrender. If a Member reacquires any Properties in violation of this Section 13.2, the other Member may elect by notice to the reacquiring Member within forty-five (45) days after it has actual notice of such reacquisition, to have such properties contributed to the Company. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the Member required to contribute such Properties to the Company, but shall not be credited to the Capital Account of the contributing member or taken into account for purposes of calculating the Members’ respective Percentage Interests.

ARTICLE XIV
TRANSFER OF INTEREST

14.1 General. Subject to Sections 14.2 and 14.3 and 14.5, a Member shall have the right to Transfer to any Person all or any part of its Membership Interest or any economic interest therein (including its right to receive distributions of cash or property from the Company).

14.2 Limitations on Free Transferability. The Transfer right of a Member in Section 14.1 shall be subject to the following terms and conditions:

(a) No Transfer of a Membership Interest or any economic interest therein shall be valid or recognized by the Company unless and until the transferring Member has provided to the other Member and the Company notice of the Transfer (including all information required in Treas. Regs. § 1.743-1(k)(2)), and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Member;

(b) No Member, without the consent of the other Member, shall make a Transfer of a Membership Interest that shall cause the termination of the Company as a partnership for Federal income tax purposes, including under Section 708(b)(1)(B) of the Code;

(c) So long as POS-Minerals is a Member, no Member shall Transfer a Membership Interest or any economic interest therein to a POSCO Competitor;

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(d) Nevada Moly shall not make Transfers of its Membership Interest corresponding to a Percentage Interest of greater than twenty percent (20%) in the aggregate;

(e) POS-Minerals shall not Transfer its Membership Interest or any interest therein so long as POS-Minerals has any remaining liabilities or obligations with respect to the POS-Minerals Initial Contribution;

(f) No Transfer permitted by this Article XIV shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, that arises out of Operations conducted prior to such Transfer;

(g) As provided in Exhibit C, the transferring Member and the transferee shall bear all tax consequences to either of them or to the Company of the Transfer;

(h) In the event of a Transfer of less than all of a Member’s Membership Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Percentage Interest hereby appointed as the agent and attorney-in-fact of the Member with the lesser Percentage Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(i) No Member shall enter into any sale or other commitment or agree to dispose of Products or proceeds from the sale of Products by such Member upon distribution to it pursuant to Article X if such sale or other commitment will create in a third party any Encumbrance on any Products or proceeds therefrom prior to any such distribution;

(j) No Membership Interest or any interest therein shall be Transferred to a Governmental Authority; and

(k) No Membership Interest or any interest therein shall be Transferred in violation of any Law.

14.3 Right of First Refusal.

 (a) Except as otherwise provided in Section 14.4, no Member (the “Selling Member”) may Transfer all or any portion of its Membership Interest to any Person, unless the Selling Member first provides a written offer notice (an “Offer Notice”) to the other Member (the “Notified Member”) stating that the Selling Member desires to Transfer all or a portion of its Membership Interest, designating the specific portion of the Membership Interest (the “Offered Interest”) that the Selling Member desires to Transfer, and specifying the proposed purchase price (the “Offered Price”) and all of the other proposed terms and conditions of the proposed Transfer of the Offered Interest (the “Offered Terms”).

(b) The Notified Member shall have the right, but not the obligation, for a period of twenty (20) Business Days after its receipt of the Offer Notice, to elect to purchase all, but not less than all, of the Offered Interest for the Offered Price and on the other Offered Terms. Any such election shall be made by providing written notice of such election to the Selling Member within such twenty (20) Business Day period.

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(c) If the Notified Member timely elects to purchase the Offered Interest, the parties shall close the sale of the Offered Interest for the Offered Price and on the Offered Terms on the later of (i) thirty (30) Business Days after the Selling Member provides the Offer Notice, and (ii) five (5) Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities. If the Notified Member does not elect to purchase the Offered Interest or the Notified Member fails to close the purchase thereof within the time period specified above, the Selling Member may Transfer all, but not less than all, of the Offered Interest to any third-party purchase during the later of (1) the ninety (90)-day period following the expiration of such twenty 20-Business Day election period, or (2) if the Notified Member elects to purchase but fails to close within the time period specified above, the ninety (90) day period following the expiration of such period, but only for a cash value of the consideration received by the Selling Member that is greater than or equal to the Offered Price and on the Offered Terms. If the Selling Member does not sell the Offered Interest in accordance with the terms described above within the foregoing ninety (90) day period, the Selling Member shall again afford the Notified Member the purchase rights set forth in this Section 14.3 with respect to any offer to sell, assign or dispose of all or any portion of the Offered Interest or any other Membership Interest held by the Selling Member.

14.4 Exceptions to Right of First Refusal. Section 14.3 shall not apply to the following:

(a) Any Transfer by a Member of all or any part of its Membership Interest to an Affiliate of such Member (but only for so long as the transferee and its successors and assigns, remain an Affiliate of such Member);

(b) Subject to Section 14.5, the Encumbrance by a Member of its Membership Interest to secure Indebtedness of such Member or any Affiliate of such Member;

(c) Subject to Section 14.6, the indirect transfer by any direct or indirect member, stockholder, shareholder or other equity owner of any Member; or

(d) A sale or other commitment or disposition of Products or proceeds from the sale of Products by a Member upon distribution to it pursuant to Article X.

14.5 Right to Purchase Before Foreclosure

(b) If a Member shall cause or permit any Encumbrance on all or any portion of its Membership Interest (the “Encumbered Interest”) to secure Indebtedness of such Member or any Affiliate of such Member, the Membership Interest subject to the Encumbrance shall not be Transferred in foreclosure or in lieu of foreclosure, unless the Member that has the Membership Interest subject to the Encumbrance (the “Encumbered Member”) first provides a written offer notice (a “Foreclosure Notice”) to the other Member (the “Non-Encumbered Member”) stating that the Encumbered Member desires to Transfer the Encumbered Interest to the Non-Encumbered Member prior to the Transfer of the Encumbered Interest in foreclosure or in lieu of foreclosure. The Non-Encumbered Member shall have the right, but not the obligation, for a period of five (5) Business Days after its receipt of the Foreclosure Notice, to elect to purchase all, but not less than all, of the Encumbered Interest for the Fair Market Value of the Encumbered Interest. Any such election shall be made by providing written notice of such election to the Encumbered Member within such five (5) Business Day period.

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(c) If the Non-Encumbered Member timely elects to purchase the Encumbered Interest, the parties shall close the sale of the Encumbered Interest for the Fair Market Value on the later of (i) ten (10) Business Days after the final determination of the Fair Market Value pursuant to this Section 14.5, and (ii) five (5) Business Days after the receipt of all required consents and approvals, if any, with respect to such Transfer from all Governmental Authorities. The Fair Market Value shall be payable at the closing in immediately available funds in United States dollars. If the Non-Encumbered Member does not elect to purchase the Encumbered Interest or the Non-Encumbered Member fails to close the purchase thereof within the time period specified above, the Encumbered Member may Transfer the Encumbered Interest in connection with the foreclosure or in lieu of foreclosure.

(d) As used herein, the term “Fair Market Value” means the amount that a willing buyer would pay and a willing seller would accept in an arm’s-length transaction for the Encumbered Interest, determined by utilizing a valuation that (i) assumes the Company continues with the Operations as a going concern, (ii) takes into account any “control premium” or “minority discount” and (iii) takes into account any “lack of marketability discount.” The Fair Market Value shall be agreed by the Encumbered Member and the Non-Encumbered Member within twenty (20) Business Days after the Foreclosure Notice, or if they cannot agree within such period, as determined in accordance with the Appraisal Procedure.

(e) As used herein, the term “Appraisal Procedure” means the procedure set forth in this Section 14.5(d) for the determination of the Fair Market Value of the Encumbered Interest. If the Encumbered Member and the Non-Encumbered Member cannot agree on the Fair Market Value of the Encumbered Interest as provided in Section 14.5(c), the Fair Market Value shall be determined by a panel of two independent investment bankers or business appraisers with substantial experience in valuing mining companies with assets and businesses reasonably similar to the Company (the “Appraisers”). One Appraiser shall be designated by the Encumbered Member and the other Appraiser shall be designated by the Non-Encumbered Member. Each Appraiser shall be designated as promptly as practicable, but no later than thirty (30) Business Days after the Foreclosure Notice. The fees of each Appraiser shall be paid by the party designating such Appraiser. In the event one party fails to designate an Appraiser and notify the other party in writing of such designation within the thirty (30)-day period described above, the Fair Market Value shall be determined by the Appraiser designated by the other party within such thirty (30)-day period and such determination shall be binding on the parties. The Appraisers shall be afforded full access during normal business hours to the properties, books and records of the Company and the Company shall furnish such additional information as the Appraisers and their representatives shall from time to time reasonably request. Each Appraiser shall deliver to the parties its written determination of the Fair Market Value of the Encumbered Interest within sixty (60) days after the Foreclosure Notice. If the higher determination of the Fair Market Value is not greater than one hundred ten percent (110%) of the lower determination, then the Fair Market Value of the Encumbered Interest shall be deemed to be the average of those two determinations. If the higher determination of the Fair Market Value is greater than one hundred ten percent (110%) of the lower determination, then the two Appraisers shall jointly select a third Appraiser within ten (10) Business Days after the date on which they are informed of such difference. Such third Appraiser shall deliver to the parties its written determination of the Fair Market Value of the Encumbered Interests within thirty (30) days after the date of its retention, and the Fair Market Value of the Encumbered Interest shall be deemed to be the average of the two closest determinations or, if there are not two closest determinations, the average of all three determinations. The costs of the third Appraiser shall be shared equally by the Encumbered Member and the Non-Encumbered Member.

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(f) Notwithstanding anything herein to the contrary, a Member shall not Encumber all or any portion of its Membership Interest to secure any Indebtedness unless the secured party with respect thereto acknowledges and consents to the terms of this Section 14.5.

14.6 Sale Right.

(a) If after the occurrence of a Change of Control of Nevada Moly or General Moly (i) on or before December 31, 2010, Nevada Moly or the transferee or surviving entity after the Change of Control of Nevada Moly or General Moly (the “Surviving Entity”), does not initiate full construction of the Project as then contemplated in either the Bankable Feasibility Study or an approved Program and Budget by December 31, 2010, or (ii) after December 31, 2010, Nevada Moly or the Surviving Entity fails, for a period of twelve (12) consecutive months, subject to an event of Force Majeure, to use Standard Mining Industry Practice in connection with the Development and Operation of the Project as then contemplated in either the Bankable Feasibility Study or in an approved Program and Budget, then, in each such case, POS-Minerals shall have the right (but not the obligation) to send a notice (a “Put Notice”) to the Surviving Entity, in which case the Surviving Entity, or one more other Persons designated by the Surviving Entity, shall be obligated to purchase all, but not less than all, of the Membership Interests of POS-Minerals for the Put Price with respect to the applicable Membership Interests. The purchase and sale pursuant to this Section 14.6 shall take place at a closing in accordance with the following terms: (i) the Put Price shall be payable at the closing in immediately available funds in United States dollars or as provided in Section 14.6(c), (ii) the closing shall occur no more than sixty (60) days after the delivery of the Put Notice; provided that all necessary approvals of Governmental Authorities have been obtained, with an effective date of the first day of the month in which the closing occurs, and (iii) the Membership Interests of POS-Minerals shall be conveyed free and clear of all Encumbrances created by, through or under POS-Minerals.

(b) The “Put Price” for purposes of this Section 14.6 shall be an amount equal to the sum of (i) the aggregate amount of capital contributions made by POS-Minerals to the Company prior to the date of closing, multiplied by one hundred twenty percent (120%), plus (ii) an amount calculated like interest at a rate of ten percent (10%) per annum on one hundred twenty percent (120%) of each capital contribution made by POS-Minerals to the Company, as if one hundred twenty percent (120%) of each such capital contribution were loaned to Nevada Moly on the date of each such capital contribution and repaid on the closing of the purchase and sale pursuant to this Section 14.6.

(c) The Put Price for the Membership Interest of POS-Minerals pursuant to this Section 14.6 may be paid, at the election of the Surviving Entity, twenty percent (20%) at the time of closing, with the balance paid within six (6) months after the time of closing with accrued interest on the unpaid balance at a rate per annum equal to LIBOR, plus three (3) percentage points.

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14.7 Substitution of a Member.

(a) Any transferee of a Membership Interest with respect to a Transfer that is permitted hereunder shall, subject to compliance with Sections 14.7(b), 14.8 and 14.9, automatically be admitted to the Company as a Member. No transferee of a Membership Interest with respect to a Transfer that is not permitted hereunder shall become a substituted Member without the written consent of the Representatives of the non-transferring Member, which consent may be withheld in the sole discretion of such Representatives. A permitted transferee of a Membership Interest or a transferee of a Membership Interest who receives the requisite consent to become a Member shall succeed to all of the rights and interest of its transferor in the Company. A transferee with respect to a Transfer that is not permitted and who does not receive the requisite consent to become a Member shall not have any right to be admitted to the Company as a Member, shall be entitled only to the allocations and distributions to which its transferor otherwise would have been entitled and shall have no other right to participate in the management of the business and affairs of the Company or to become a Member.

(b) No Transfer of a Membership Interest otherwise permitted under this Agreement shall be effective for any purpose whatsoever until the transferee shall have assumed the transferor’s obligations to the extent of the interest Transferred, and shall have agreed to be bound by all the terms and conditions hereof, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the Manager. Without the consent of the non-transferring Member, the Transfer by a Member of all or any portion of its Membership Interest shall not release such Member from any of its obligations hereunder with respect to such Membership Interest. Without limiting the foregoing, any transferee that has not become a substituted Member shall nonetheless be bound by the provisions of this Article XIV with respect to any subsequent Transfer.

14.8 Conditions to Substitution. As conditions to its admission as a Member (a) any assignee, transferee or successor of a Member shall execute and deliver such instruments, in form and substance satisfactory to the Manager, as the Manager shall deem necessary, and (b) such assignee, transferee or successor shall pay all reasonable expenses in connection with its admission as a substituted Member.

14.9 Admission as a Member. No Person shall be admitted to the Company as a Member unless either (a) the Membership Interest or part thereof acquired by such Person has been registered under the Securities Act, and any applicable state securities laws or (b) the Manager has received a favorable opinion of the transferor’s legal counsel or of other legal counsel acceptable to the Manager to the effect that the Transfer of the Membership Interest to such Person is exempt from registration under those Laws. The Members (excluding the transferring Member), however, may waiver the requirements of this Section 14.9.

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ARTICLE XV
DISPUTES

15.1 Dispute Resolution. Except as provided in Sections 9.4 and 10.3 of this Agreement or Section 2.4 of the Contribution Agreement, any controversy, claim or dispute between or among two or more of the Members, the Manager, the Company and any of their respective Affiliates, if any (each, a “Dispute Party”) (but excluding any controversy, claim or dispute to which all of the parties thereto are any of Nevada Moly and its Affiliates, or any controversy, claim or dispute to which all of the parties thereto are any of POS-Minerals and its Affiliates) arising out of, relating to or in connection with any Project Document or the Company (a “Dispute”), and that is not otherwise settled by agreement between or among such parties, shall be exclusively and finally resolved pursuant to the provisions and procedures set forth in this Article XV. Without limiting the generality of the foregoing, the following shall be considered Disputes for this purpose: (a) all questions relating to the interpretation or breach of any Project Document, (b) all questions relating to any representations, negotiations and other proceedings leading to the execution of any Project Document and (c) all questions regarding the application of this Article XV and the arbitration provisions contained herein or in any other Project Document to any Dispute. Notwithstanding the foregoing provisions of this Section 15.1, the Dispute Parties agree that any legal action for a preliminary injunction or other prejudgment relief will be resolved by the Arbitration Panel appointed in accordance with Section 15.3; provided, that, at any time before the Arbitration Panel has been appointed, any Dispute Party may seek a preliminary injunctive or other prejudgment relief from the Delaware Court of Chancery or other court of competent jurisdiction to the extent necessary to preserve the status quo or to preserve a Dispute Party’s ability to obtain meaningful relief pending the outcome of the arbitration proceeding under this Article XV. Any Dispute Party may bring an action in the Delaware Court of Chancery or another court of competent jurisdiction to compel arbitration of any Dispute after the procedure under Section 15.2 is exhausted; provided, that to the fullest extent permitted by Law, each Dispute Party hereby waives and relinquishes any right under the Act or otherwise to compel the resolution of any substantive issues regarding a Dispute in the Delaware Court of Chancery or any other court, or to request any other relief from the Delaware Court of Chancery or any other court except as specifically set forth in this Article XV.

15.2 Executive Mediation. In the event of any Dispute, upon written request of any Dispute Party, such Dispute shall immediately be referred to one representative of the executive management designated by each Dispute Party in respect of such Dispute who is authorized to settle such Dispute. Such representatives shall promptly meet in a good faith effort to resolve such Dispute. If the representatives designated by the relevant Dispute Parties pursuant to this Section 15.2 do not resolve such Dispute within ten (10) Business Days after such written request, such Dispute shall be exclusively and finally resolved by binding arbitration in accordance with the provisions and procedures set forth in Section 15.3.

15.3 Arbitration. The arbitration shall be administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court of competent jurisdiction. In connection with any proceedings concerning the recognition or enforcement of the arbitral award, each Dispute Party consents to personal jurisdiction and venue in the federal and state courts in Denver, Colorado, and waives any objection that it otherwise might have as to whether these courts are a sufficiently convenient forum.

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(a) The arbitration shall be conducted before a panel of three arbitrators, each of whom shall be fluent in English, have experience in the mining industry, and be neutral and independent of the parties (the “Arbitration Panel”). The claimant or claimants shall appoint one arbitrator in the demand for arbitration, and the respondent or respondents shall appoint one arbitrator in the answer to the demand for arbitration. The third arbitrator shall be selected by the two arbitrators so appointed; provided, however, if the two arbitrators so appointed fail to select the third arbitrator within thirty (30) days after the date on which the last of such two arbitrators are appointed, then the third arbitrator shall be appointed by the AAA. The third arbitrator, regardless of how selected, shall chair the Arbitration Panel. Once the arbitrators are impaneled, if (i) an arbitrator withdraws after a challenge, (ii) an arbitrator dies, or (iii) an arbitrator otherwise resigns or is removed, then such arbitrator shall be replaced within thirty (30) days by the applicable party or arbitrators in accordance with this Section 15.3(a).

(b) The place of arbitration shall be Denver, Colorado. The arbitration shall be conducted in English; provided that any Dispute Party, at its cost, may provide for the translation of the arbitration proceeding into a language other than English.

(c) Unless the Arbitration Panel orders an earlier date, not less than 30 days before the beginning of the evidentiary hearing, each Dispute Party shall submit to the other Dispute Party the documents, in English, that it intends to use in the arbitration and a list of the witnesses whom the Dispute Party intends to call at the hearing. Each Dispute Party or its legal counsel shall have the right to examine witnesses and to cross-examine the witnesses of the opposing party.

(d) To the extent reasonably possible, the Arbitration Panel shall issue its final award within six months after the date on which the third arbitrator is designated. The decision of the Arbitration Panel shall be final and binding. The award shall be in the form of written findings of fact and the conclusions of law upon which the decision is based. The award shall not include any indirect, incidental, special, consequential, or punitive damages. Each Dispute Party shall bear its own costs, expenses, and attorneys’ fees incurred in connection with the arbitration. The claimant or claimants and the respondent or respondents shall each be responsible for one-half of the arbitrators’ fees.

(e) Notwithstanding the pendency of any arbitration, the obligations of the Dispute Parties under each Project Document shall remain in full force and effect; provided, however, that no Dispute Party shall be considered in default under any Project Document (except for defaults in respect of the payment of money) during the pendency of an arbitration specifically relating to such default.

(f) The arbitrators have no authority to make any ruling, finding or award that does not conform to the terms and conditions of any Project Document as interpreted under the Law chosen by the parties to such Project Document as the Law pursuant to which such Project Documents is to be governed by, interpreted or construed, without regard to any conflicts of Law provision or rule that would cause the application of the laws of any jurisdiction other than such jurisdiction, including in each case any applicable statute of limitations. The Arbitration Panel shall have no authority to award exemplary, punitive, special, indirect, or consequential damages, but shall otherwise have the power to order any remedy available at law or in equity under the law chosen by the parties for such Project Document that is not prohibited by the terms and provisions of the Project Documents.

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ARTICLE XVI
GENERAL PROVISIONS

16.1 Entire Agreement; Successors and Assigns. This Agreement (together with the Exhibits hereto) contain, and are intended as, a complete statement of all of the terms of the agreements among the Members with respect to the matters provided for herein, and supersede and discharge any previous agreements and understandings between the Members with respect to those matters. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and permitted assigns. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall control.

16.2 Governing Law; Language. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflicts of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.

16.3 Force Majeure. Except for any obligation to make payments when due hereunder, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented by any event of Force Majeure. The Member or Manager affected by the Force Majeure shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member or Manager shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Members to advance funds pursuant to Section 9.2 shall be reduced to levels consistent with Operations.

16.4 Confidentiality. Each Member and Manager will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning the Company, except (a) to the extent that disclosure to a third party is required by Law; (b) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications; (c) information that was in its possession prior to disclosure (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the Company; (d) to the extent disclosure is necessary or advisable, to its or the Company’s employees, consultants or advisors for the purpose of carrying out their duties hereunder; (e) to banks or other financial institutions or agencies or any independent accountants or legal counsel or investment advisors employed by the Manager, the Company or any Member, to the extent disclosure is necessary or advisable to obtain financing; (f) to the extent necessary, disclosure to third parties to enforce this Agreement; (g) to a Member or Manager or to their respective Affiliates; or (h) to the extent a Member or Manager determines in good faith that disclosure is required for such Member or Manager or any of its Affiliate to comply with their respective disclosure obligations under the Exchange Act or other Laws or any listing or trading agreement concerning their respective publicly traded securities (in which case of this clause (h) the disclosing party will use commercially reasonable efforts to advise the other parties prior to making such disclosure); provided, however, that in each case of disclosure pursuant to clause (d), (e) or (g), the Persons to whom disclosure is made agree to be bound by this confidentiality provision. The obligation of each Member and Manager not to disclose Confidential Information except as provided herein shall not be affected by the termination of this Agreement or the replacement of the Manager or any Member.

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16.5 Headings. The subject headings of the Articles, Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

16.6 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), or sent by internationally recognized overnight delivery service to the Dispute Parties, the Members, the Manager or the Representatives, at their respective addresses set forth in the books and records of the Company. Notice shall be deemed given and received upon receipt, if delivered personally, by overnight delivery service or by telecopy, or on the third Business Day following mailing, if mailed, except that notice of a change of address shall not be deemed given and received until actually received.

16.7 Severability. If at any time any covenant or provision contained herein is deemed in a final ruling of a court or other body of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and such covenant or provision shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court or other body has held to be valid and enforceable; and the Parties agree that such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

16.8 Amendment; Waiver. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by all of the Members and designated as an amendment or modification. No waiver by any Member of any provision of this Agreement shall be valid unless in writing and signed by the Member making such waiver and designated as a waiver. No failure or delay by any Member or Manager in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or the exercise of any other right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy. No waiver of any provision hereof shall be construed as a waiver of any other provision.

16.9 Further Assurances. Each Party agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

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16.10 No Benefit to Others. Except as expressly set forth herein, the representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other Person, unless such Person is expressly stated herein to be entitled to any such right, remedy, obligation, or liability.

16.11 Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

16.12 Rules of Construction. The Members agree that they have been represented by counsel during the negotiation, preparation, and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. In the event of any conflict between the terms of this Agreement and the terms of the Contribution Agreement, the terms of this Agreement shall control; provided, that no conflict shall exist or be deemed to exist where one agreement contains matters (e.g. representations, conditions precedent, etc.) not contained in the other.

16.13 Currency. All references to “dollars” or “$” herein shall mean lawful currency of the U.S.

16.14 Project Lease. The Members acknowledge and agree that neither Member nor the Company shall interfere with the terms of the Project Lease, including the requirement to pay periodic payments or advance payments thereunder and the obligation to pay royalties under the Exxon Assignment.

16.15 Survival of Terms and Conditions. The following Sections shall survive the dissolution, liquidation and termination of the Company, any Transfer of a Membership Interest or other interest in the Company to the full extent necessary for their enforcement and the protection of the Member, Manager or other person in whose favor they run: Sections 3.5, 3.8, 5.4, 5.5, 5.7, 9.3, 11.2, 11.3, 11.4, 11.5 and 11.6, the second sentence of Section 7.3, and Articles XV and XVI.

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AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC – Page 55

The parties hereto have executed this Agreement to be effective as of the Execution Date.

NEVADA MOLY, LLC,
a Delaware limited liability company

By:	/s/ Bruce D. Hansen
Bruce D. Hansen,
Chief Executive Officer

POS-MINERALS CORPORATION

By:	/s/ MK Kim
MK Kim, President

SIGNATURE PAGE TO AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC

EXHIBIT B
ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Manager and any of its Affiliates to whom the performance of any such financial and other procedures are delegated in accordance with Section 7.6(b) of the Agreement are set forth in this Exhibit B; provided, that as set forth in Section 7.6(b) of the Agreement, nothing herein shall relieve the Manager of its obligation to cause all charges to the Business Account and all financial and accounting procedures performed by any Affiliate of the Manager to be in accordance with this Exhibit B. References in this Accounting Procedure to the Manager shall be deemed to be references collectively to the Manager and its Affiliates. References in this Accounting Procedure to Paragraphs, Subparagraphs and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

ARTICLE I
GENERAL PROVISIONS

1.1 General Accounting Records. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members.

1.2 Bank Accounts. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

1.3 Statements and Billings. The Manager shall prepare statements and make Monthly Capital Calls pursuant to Notices of Capital Requirements as provided in Article IX of the Agreement. Payment of any such capital contributions by any Member, including the Manager, shall not prejudice such Member’s right to protest or question the correctness thereof pursuant to the procedure set forth in Section 9.4 of the Agreement.

1.4 Employee Matters. All employees engaged in Operations (“Project Employees”), whether full or part time, may, in the discretion of the Manager, be employees of General Moly, the Manager, an Affiliate of the Manager and/or the Company; provided, that the Manager shall use commercially reasonable best efforts to cause wages paid with respect to Operations to Project Employees (other than Project Employees with a title of General Manager or above) to be treated as “W-2 wages” of the Company for purposes of Section 199 of the Code and the related Treasury Regulations (including establishing reporting relationships, policies and procedures and making reasonable amendments to benefit plans) to the extent the Manager can do so without causing General Moly, the Manager, any Affiliate of the Manager or the Company to incur significant additional administrative, operational or other costs or liabilities, unless POS-Minerals agrees to make a capital contribution to the Company to fund the additional administrative, operational or other costs or liabilities incurred by reason of such action. A majority of the Project Employees shall devote all of their time to the Project. The Manager shall establish all guidelines pertaining to the employment of the Project Employees, including guidelines pertaining to the term of office or employment, resignation, removal and compensation of such Project Employees; provided, that, unless otherwise approved by the Representatives of the other Member, the salaries and wages of the Project Employees included in Employee Costs shall be reasonably customary for the industry, taking into account the duties to be performed by the Project Employee, the seniority of the Project Employee, and the location where Operations are to be performed by such Project Employee. The Manager shall recruit, select, employ, promote, terminate, supervise, direct, train and assign the duties of all Project Employees, and may change or replace any such Project Employee at any time, in each case in the sole discretion of the Manager.

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1.5 Termination of Company. The Company shall not be relieved from any obligations or liabilities under this Exhibit B to reimburse the Manager for costs incurred with respect to the Company to the extent permitted hereunder, or to pay the Manager all or any Administrative Charge, in each case accruing prior to the effective date of the termination of the Company. In connection with the liquidation of the assets of the Company, such reimbursement and payment shall be made prior to the distribution of any amounts to any Member in respect of its Membership Interest, and to the extent the net assets of the Company are insufficient to make any such reimbursement or payment, such reimbursement and payment obligations shall be Continuing Obligations and the Manager shall be entitled to call additional capital contributions from the Members pursuant to Section 9.2 of the Agreement notwithstanding the dissolution of the Company. Upon the termination of the Company, the Manager shall not be relieved from any of its accounting and financial reporting obligations hereunder.

ARTICLE II
CHARGES TO BUSINESS ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

2.1 Rentals, Royalties and Other Payments. All property acquisition and holding costs, filing fees, license fees, costs of permits and assessment work, delay rentals, production royalties, including any required advances, periodic payments and advance royalties, costs and royalties under the Exxon Assignment and the Project Lease, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2 Labor and Employee Benefits. Any Employee Costs to the extent incurred with respect to the Project Employees (including the allocable portion of any such Employee Costs applicable to Project Employees who are temporarily assigned to the Project or who are not exclusively devoted to the Project). Notwithstanding anything contained herein to the contrary, no Employee Costs may be reimbursed to the Manager to the extent such Employee Costs are also included in Manager Reported G&A Costs. To the extent any Project Employees are assigned part time to other projects of the Manager, the Employee Costs of such Project Employees shall be allocated to the Project based on a reasonable calculation by the Manager of the number of hours such Project Employee devotes to the Project in relation to the number of hours such Project Employee devotes to such other projects. As used herein, “Employee Costs” means any all of the following costs with respect to the employees of the Manager, without duplication:

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(a) salaries and wages;

(b) payroll taxes and other assessments imposed by any Governmental Authority that are applicable to salaries, wages, bonuses and incentive compensation chargeable under this Paragraph 2.2, including all penalties, except those resulting from the fraud, willful misconduct or gross negligence of the Manager;

(c) the cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to salaries and wages chargeable under this Paragraph 2.2. Such costs may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the cost experience of the Manager and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager;

(d) the cost of established plans for Project Employees’ group life insurance, medical, dental, hospitalization, pension, savings, retirement, stock options, stock grants, stock purchase, thrift, bonuses or incentives, severance pay, employee assistance programs, cafeteria plan benefits, dependent care, health care flexible spending and other benefit plans and programs of a like nature applicable to salaries and wages chargeable under this Paragraph 2.2, provided that the plans are limited to the extent feasible to those offered to the employees of the Manager generally;

(e) reasonable out-of-pocket costs of all meals, travel, hotel accommodations, and entertainment expenses, and reasonable, identifiable costs of vehicles (including depreciation and amortization and operating costs); and

(f) the cost of workers’ compensation insurance.

2.3 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by the Manager or any Member as provided in Article III of this Exhibit B. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed ten percent (10%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

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2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

2.6 Contract Services and Utilities. The cost of contract services and utilities procured from consultants and other outside sources, other than services described in Paragraphs 2.9 and 2.13. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of the Operations.

2.7 Insurance Premiums. Net premiums paid for insurance required to be carried for Operations for the protection of the Manager and the Members. When the Operations are conducted in an area where the Manager or the Company, as applicable, may self-insure for Workmen’s Compensation or Employer’s Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs or the Company’s costs, as applicable, of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8 Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the fraud, willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9 Legal and Regulatory Expense. Except as otherwise provided in Paragraph 2.13, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Company. All attorney’s fees and other legal costs to handle, investigate and settle litigation or claims, including the cost of legal services provided by the Manager’s legal staff, and amounts paid in settlement of such litigation or claims.

2.10 Audit. Cost of annual audits under Section 9.4(a) of the Agreement.

2.11 Taxes. All taxes of every kind and nature assessed or levied upon or in connection with the Assets, the Transfer of the Assets to the Company (not including in connection with the contribution of the Contributed Assets pursuant to the Contribution Agreement) and the production of Products or Operations, provided, that no taxes determined based on the income of any particular Member (e.g. income or franchise taxes) shall be included. For the avoidance of doubt and in accordance with Section 4.2(a) of the Contribution Agreement, any Taxes (as defined in the Contribution Agreement) arising out of, with respect to or in connection with the contribution of the Contributed Assets shall be the liability of General Moly and shall be paid for by General Moly.

2.12 District and Camp Expense (Field Supervision and Camp Expenses). The costs of maintaining and operating an office (or if approved by Representatives of the other Member, more than one office) (herein individually or collectively called the “Project Office”) for the Project, including the cost of maintaining adequate office space at the Project Office for POS-Minerals pursuant to Section 7.2(q) of the Agreement, and all necessary camps, including housing facilities for Project Employees and overnight accommodations for representatives of POS-Minerals pursuant to Section 7.2(q) of the Agreement. The expense for the Project Office shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. To the extent the Manager or its Affiliates are required to utilize any additional facilities or properties of the Manager (excluding the Manger’s its principal office, which is covered by the Administrative Charge), the total of such charges for such facilities or properties shall be apportioned to the Business Account based on a reasonable estimate of the amount of time such facilities or properties are utilized for the Operations, as compared to the amount of time such facilities or properties are utilized for other projects or operations of the Manager.

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2.13 Administrative Charge.

(a) Administrative Charge. Within thirty (30) days after the end of each calendar quarter or portion thereof during the term of the Company, the Manager shall charge the Business Account the Administrative Charge for the previous quarter to reimburse the Manager for its principal business office overhead and general and administrative expenses incurred in support of the Project. Within five (5) Business Days after a written request by any Representative to the Manager, the Manager shall supply to such Representative a calculation of any Administrative Charge to the Business Account, along with reasonable supporting documentation. The Administrative Charge shall, unless otherwise agreed by Representatives holding all of the Voting Interests, be in lieu of any other management fee payable to the Manager for performing its duties hereunder (other than the reimbursement of expenses for the Project from the Business Account as provided in this Exhibit B):

(b) Calculation of Administrative Charge. The “Administrative Charge” for any calendar quarter or portion thereof shall equal the product of: (i) a ratio, (A) the numerator of which equals the Project Employee Costs for such calendar quarter, and (B) the denominator of which equals the Aggregate Employee Costs for such calendar quarter; multiplied by (ii) Manager Reported G&A Costs for such calendar quarter; provided, that the Administrative Charge for any partial calendar quarter during the term of the Company shall be calculated by multiplying the amount calculated in clauses (i) and (ii) above by a fraction, the numerator of which is the number of days in such calendar quarter during which the Company was in existence, and the denominator of which equals the aggregate number of days in such calendar quarter. As used herein, the following terms have the meanings indicated:

(i) “Project Employee Costs” mean, for a particular calendar quarter, the aggregate consolidated Employee Costs incurred with respect to the Project Employees for such quarter.

(ii) “Aggregate Employee Costs” mean, for a particular calendar quarter, the aggregate consolidated Employee Costs incurred by the Manager and its Affiliates for such quarter.

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(iii) “Manager Reported G&A Costs” means, for a particular calendar quarter, (A) the aggregate consolidated general and administrative costs incurred by the Manager and its Affiliates for such quarter as reported by General Moly (or its successor entity) (I) in its quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission for the quarters ending March 31, June 30 and September 30 of any year and (II) in its annual report on Form 10-K filed with the U.S. Securities and Exchange Commission for the quarter ending December 31 of any year, minus (B) the amount of any indirect marketing costs, investor relation costs or board of directors costs included within the general and administrative costs described in clause (A) above.

(c) Manager Reported G&A Costs. Manager Reported G&A Costs, including the following Manager Reported G&A Costs, are specifically covered by the Administrative Charge, and notwithstanding anything in this Exhibit B to the contrary, shall not be separately charged by the Manager to the Business Account:

(i) administrative supervision, accounting, auditing, data processing and information systems, the maintenance and establishment of the foregoing systems, human resource administration, billing, record keeping, and governance and internal controls in accordance with Law applicable to the Company and the Manager, provided, that the direct cost of any data processing and information systems, including the incremental cost of any hardware or software and the maintenance thereof at the Project Office shall not be a Covered Cost;

(ii) the services of tax counsel and tax administrative employees for all tax matters, except for professional fees and other charges directly relating to the preparation of tax returns and K-1s, or other tax matters specifically relating to the LLC or the allocation of income, gain, deduction, expense and other items to all of the Members (including any tax litigation, investigations, administrative actions or similar proceedings); and

(iii) lease, rentals, depreciation and similar charges for principal administrative office space; and

(iv) all of the following that are incurred at the principal office or in connection with the performance of the services included as Covered Costs as set forth in Subparagraph 2(b)(i) above:

(1) records storage space, and routine office supplies, including forms, stationary, ledgers, paper, files and other consumables;

(2) cleaning and maintenance service at the principal office and conveniences provided for employees at the principal office, such as coffee, water, etc.;

(3) computer hardware and software, including computer storage space, copy and telecopy machines, telephone and communications equipment, mobile communications equity utilized by administrative staff, office furniture, and other office equipment; and

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(4) long distance telephone and internet communication services, and utilities, such as electricity, natural gas, water and waste disposal at the principal office.

(d) The Management Committee shall annually review the Administrative Charge and the calculation thereof, and shall negotiate in good faith to amend the methodology used to determine the Administrative Charge if the amount of the Administrative Charge is inequitable to the Company or the Manager.

2.14 Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance that, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, that through successive proportionate contributions during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and that will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Members as provided in Section 7.2(u) of the Agreement.

2.15 Other Expenditures. Any reasonable direct expenditure, other than expenditures that are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2 Material Furnished by the Manager or a Member. Any Material furnished by the Manager from its stocks shall be priced on the following basis:

(a) New Material: New Material transferred from the Manager or Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called, “New Price”).

(b) Used Material.

(1) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

a) Used Material transferred by the Manager shall be priced at seventy-five percent (75%) of the New Price;

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b) Used Material distributed to either Member shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged to the Business Account as good used Material at seventy-five percent (75%) of the New Price.

(2) Other used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at fifty percent (50%) of the New Price. The cost of any reconditioning shall be borne by the transferee.

(3) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

(c) Obsolete Material. Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level which will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3 Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Company prior to the time when such charge is to be billed to the Members, whereupon any Member shall have the right, by notifying the Manager within ten (10) days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its proportionate share, based on Percentage Interests, of Material suitable for use and acceptable to the Manager.

3.4 Warranty of Material Furnished by the Manager or Members. Neither the Manager nor any Member warrants the Material furnished beyond any dealer’s or manufacturer’s warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV
DISPOSAL OF MATERIAL

4.1 Disposition Generally. The Manager shall have no obligation to purchase any surplus Material from the Company. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by distributing such Material to the Members as provided in Paragraph 4.2.

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4.2 Distribution to Members. Any Material to be distributed to the Members shall be made in proportion to their respective Percentage Interests, and corresponding credits shall be made to the Business Account on the basis provided in Paragraph 3.2.

4.3 Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

4.4 Marketing Costs. The Manager shall not cause its own marketing costs for Product received by its as Member to be charged to the Business Account.

ARTICLE V
INVENTORIES

5.1 Periodic Inventories, Notice and Representations. At reasonable intervals, inventories shall be taken by the Manager, which shall include all such Material as is ordinarily considered controllable by operators of mining properties and the expense of conducting such periodic inventories shall be charged to the Business Account. The Manager shall give written notice to the Members of its intent to take any inventory at least thirty (30) days before such inventory is scheduled to take place. A Member shall be deemed to have accepted the results of any inventory taken by the Manager if the Member fails to be represented at such inventory.

5.2 Reconciliation and Adjustment of Inventories. Reconciliation of inventory with charges to the Business Account shall be made, and a list of overages and shortages shall be furnished to the Management Committee within six (6) months after the inventory is taken. Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Company only for shortages due to lack of reasonable diligence.

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EXHIBIT C

TAX MATTERS

ARTICLE I
EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit C shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit C and the other provisions of the Agreement, the terms of this Exhibit C shall control.

ARTICLE II
TAX MATTERS PARTNER

2.1 Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (the “TMP”) as defined in Section 6231(a)(7) of the Code and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Member serving as Manager (or, if neither Member is serving as Manager, the Member with the largest Percentage Interest) at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Member shall use reasonable best efforts to comply with the responsibilities outlined in this Article II and in Sections 6221 through 6233 of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

2.2 Notice. Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as the TMP may reasonably request to permit the TMP to file tax returns on behalf of the Company and to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

2.3 Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

2.4 Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Member of such intended action.

2.5 Requests for Administrative Adjustments. Neither Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Member. If the other Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If consent is not obtained within thirty (30) days after notice from the proposing Member, or within the period required to timely file the request for administrative adjustment, if shorter, either Member, including the TMP, may file that request for administrative adjustment on its own behalf.

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2.6 Judicial Proceedings. Either Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Member to participate in the choosing of the forum in which such petition will be filed. If both Members do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with Section 7.2 of the Agreement. If a deadlock results, the Management Committee shall choose the forum. If either Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Member shall notify the other Member of such intended action.

2.7 Settlements. The TMP shall not bind the other Member to a settlement agreement without first obtaining the written consent of any such Member. Either Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Member of such settlement agreement and its terms within ninety (90) days from the date of settlement.

2.8 Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others on behalf of the Company without the prior consent of the Management Committee. Either Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Company and funded by capital contributions by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

2.9 Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to fund fees and expenses contained in Paragraph 2.8, shall survive the termination of the Company or the termination of either Member’s interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable taxable year(s).

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ARTICLE III
TAX ELECTIONS AND ALLOCATIONS

3.1 Partnership Tax Status. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Regs. § 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return for the Company. The Members recognize that the Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Member agrees to furnish to the TMP any information it may have relating to the Operations as shall be required for proper preparation of such returns. The Manager shall furnish to the other Member for its review and comment a copy of each proposed income tax return (including all schedules and supporting work papers) at least two weeks prior to the date the return is filed. The Manager shall promptly (and, in any event, within 30 days) provide to the other Member all information reasonably requested by such other Member for purposes of calculating estimated tax payments and preparing tax return extensions.

3.2 Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

(a) To use the accrual method of accounting.

(b) Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31. In this connection, Nevada Moly represents that its taxable year is the year ending December 31 and POS-Minerals represents that its taxable year is the year ending December 31.

(c) To deduct currently all development expenses to the extent possible under Section 616 of the Code.

(d) Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

(e) To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

(f) To adjust the basis of property of the Company with respect to a Member under Section 754 of the Code at the request of either Member.

(g) To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code.

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Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code, provided that a Member’s election to capitalize all or any portion of such expenses shall not affect the Member’s Capital Account.

3.3 Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the following:

(a) Except as otherwise provided in this Paragraph 3.3, all items of income, gain, loss, deduction and credit shall be determined on a separate basis, and each such item shall be allocated among the Members in accordance with their respective Percentage Interests. For the avoidance of doubt, during the period from the Execution Date through the Third Contribution Installment Date, allocations shall be made in accordance with Percentage Interests even though the relative capital contributions of the Members through that date have not been in proportion to Percentage Interests.

(b) In the event of a revaluation in accordance with Treas. Regs. § 1.704-1(b)(2)(iv)(f), the amount of the adjustment to the Adjusted Properties shall be allocated, first, to cause the Members’ Capital Account balances to be in proportion to the Members’ Percentage Interests and, second, to the Members in proportion to the Members’ Percentage Interests.

(c) Gains and losses on the sale of all or substantially all the Assets of the Company (including any distribution in kind of all or substantially all the Assets of the Company to the Members) shall be allocated so that, to the extent possible, the Members’ resulting Capital Account balances are in the same ratio as their relative Percentage Interests (“Balance Capital Accounts”) after taking into account such sale; provided, that in circumstances where either the Third Contribution Installment or the Catch-Up Contribution are not yet due, or any capital contribution is due and not yet paid, for purposes of determining Capital Account balances each Member shall be deemed to have made the Unpaid Contribution Amount (as defined below) immediately prior to the time such allocations are made. In making the allocations under this Subparagraph 3.3(c), to the extent necessary to Balance Capital Accounts, gain and loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or created with funds contributed by the other Member. If the Company does not have sufficient items of gain and loss to Balance Capital Accounts, the liquidator may take other actions, as it determines are reasonably appropriate, to Balance Capital Accounts, including reallocating items among the Members in such year or prior years to the extent amended tax returns for the Company can be filed. The “Unpaid Contribution Amount” shall mean, for each Member, (i) with respect to POSCO, if the Third Contribution Conditions have not yet been satisfied and the Third Contribution Deadline has not yet occurred, the amount of the Third Contribution Installment and the Catch-Up Contribution (each determined based upon the circumstances then existing) and (ii) any other capital contribution that is then due and owing by such Member but has not been paid.

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(d) The gross income (calculated after deduction of cost of goods sold) attributable to sales of NMO Product shall be allocated to Nevada Moly. The gross income (calculated after deduction of cost of goods sold) attributable to sales of POS-M Product shall be allocated to POS-Minerals.

(e) Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective Percentage Interests. Any remaining depletion deduction shall be allocated to the Members (i) first by calculating for each Member a hypothetical percentage depletion amount based upon the gross income attributable to the Member’s share of Products determined under Section 10.1 of the Agreement and upon reasonable allocations of costs and expenses, (ii) then by determining the aggregate percentage depletion deduction available to the Company, (iii) then by apportioning the Company’s percentage depletion deduction in accordance with the Members’ respective hypothetical percentage depletion deduction, and (iv) if the Company’s aggregate percentage depletion deduction is less than or greater than the sum of the Members’ hypothetical percentage depletion deductions, then to the extent the Members can determine the amount of such shortfall or excess attributable to the actions or arrangements of each Member, the shortfall or excess shall be borne in such portion to such amounts, and otherwise the shortfall or excess shall be borne in proportion to the Members hypothetical percentage depletion amounts.

(f) Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(g) If the Members’ Percentage Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by both Members. If the Members cannot agree on a method, the method shall be determined by the TMP in consultation with the Company’s tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

(h) “Nonrecourse deductions,” as defined by Treas. Regs. § 1.704-2(b)(1) shall be allocated between the Members in proportion to their Percentage Interests.

(i) On the distribution by the Company of any property other than money, (i) the distributed property shall be deemed to have been sold on the date of the distribution at its fair market value (which, in the case of a distribution of Products, shall be based upon the Spot Price) on that date (ii) gain or loss from the deemed sale shall be allocated to the Members’ Capital Accounts as if the distributed property had actually been sold at such fair market value, and (iii) Members’ Capital Accounts shall be reduced by an amount equal to the fair market value of the property so distributed.

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(j) If POS-Minerals makes a capital contribution pursuant to Paragraph 1.4 of Exhibit B, all deductions funded with such capital contribution shall be allocated to POS-Minerals.

3.4 Regulatory Allocations. Notwithstanding the provisions of Paragraph 3.3 to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members’ Capital Accounts.

(a) If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Regs. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this Subparagraph 3.4(a), each Member’s Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Regs. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

(b) If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member’s share of the net decrease in partnership minimum gain, all in accordance with Treas. Regs. § 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner’s share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Regs. § 1.704-2(i)(4). Pursuant to Treas. Regs. § 1.704-2(i)(1), deductions attributable to “partner nonrecourse liability” shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

(c) If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this Article III have been made and after giving effect to the adjustments described in Subparagraph 3.4(a)), such deductions shall instead be allocated to the other Member.

(d) Items of Company loss, deduction and expenditures described in Section 705(a)(2)(B) of the Code which are attributable to any nonrecourse debt of the Company and are characterized as partner nonrecourse deductions under Treas. Regs. §1.704-2(i) shall be allocated to the Members’ Capital Accounts in accordance with said Treas. Regs. § 1.704-2(i).

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(e) To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required pursuant to Treas. Regs. § 1.704-1(b)(2)(iv)(m)(2) or § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treas. Regs. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Regs. § 1.704-1(b)(2)(iv)(m)(4) applies.

3.5 Curative Allocations. The allocations set forth in Paragraph 3.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this Article III (other than the Regulatory Allocations), the Manager shall, in a manner approved by the Management Committee, make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to Paragraph 3.3 without regard to Paragraph 3.4.

3.6 Tax Allocations. Except as otherwise provided in this Paragraph 3.6, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under Paragraphs 3.3, 3.4 and 3.5 of the corresponding item determined for Capital Account purposes.

(a) Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

(b) To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization) with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treas. Regs. § 1.704-1(b)(2)(iv)(f) (collectively referred to as “Adjusted Properties”) shall be allocated between the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of Sections 704(b) and 704(c) of the Code and Treas. Regs. § 1.704-3(b)(1). Any income, gain, loss or deduction attributable to an Adjusted Property (exclusive of such items allocated to eliminate the difference between the adjusted tax basis and the fair market value in accordance with the preceding sentence) shall be allocated in the same manner as such gain or loss would be allocated under Paragraph 3.3. To the extent that allocations of tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under Paragraphs 3.3, 3.4 and 3.5 of the corresponding items for Capital Account purposes, allocations under this Paragraph 3.6(b) shall be made in accordance with the method available under Treas. Regs. § 1.704-3 which, in the reasonable judgment of the TMP, most closely approximates the allocations set forth in Paragraphs 3.3, 3.4 and 3.5.

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(c) Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property’s basis that is attributable to precontribution expenditures by Nevada Moly that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by Nevada Moly shall be calculated under such Code Sections as if Nevada Moly continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to Nevada Moly

(d) The Members understand the allocations of tax items set forth in this Paragraph 3.6, and agree to report consistently with such allocations for federal and state tax purposes.

ARTICLE IV
CAPITAL ACCOUNTS; LIQUIDATION

4.1 Capital Accounts.

(a) A separate Capital Account shall be established and maintained by the TMP for each Member. Such Capital Account shall be increased by (i) the amount of money contributed by the Member to the Company, (ii) subject to Paragraph 4.1(b), the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (vi) allocations to the Member under Paragraphs 3.3, 3.4 and 3.5 of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable.

(b) The Members agree that the Contributed Assets shall have a fair market value of Eight Hundred Fifty Million Dollars ($850,000,000) (the “Contributed Assets Value”) and that Nevada Moly’s Capital Account shall be credited by the Contributed Assets Value.

(c) In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Regs. § 1.704-1(b)(2)(iv)(g).

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(d) In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Regs. § 1.704-1(b)(2)(iv)(1).

(e) In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in Subparagraph 4.2(a) below.

(f) For purposes of maintaining the Capital Accounts, the Company’s deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Section 616(b) of the Code attributable to pre-contribution expenditures, (iii) amortization under Section 291(b) of the Code attributable to pre-contribution expenditures, and (iv) amortization under Section 59(e) of the Code attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to Subparagraph 3.6(c); multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed property (including basis resulting from capitalization of pre-contribution development expenditures under Sections 616(b), 291(b), and 59(e) of the Code).

(g) In the event the Management Committee designates a Supplemental Business Arrangement area within the Area of Interest as described in Section 10.13 of the Agreement, the Management Committee shall appropriately segregate Capital Accounts to reflect that designation and shall make such other modifications to the Agreement as are appropriate to reflect the manner of administering Capital Accounts in accordance with the terms of this Exhibit C; provided that, notwithstanding this Subparagraph 4.1(g), only one Capital Account shall be maintained for each Member for purposes of complying with Treas. Regs. § 1.704-1(b)(2)(iv).

(h) The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Regs. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to Paragraph 4.2.

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(i) Upon the occurrence of an event described in Treas. Regs. § 1.704-1(b)(2)(iv)(f)(5) (including any adjustment to the Members’ Percentage Interests pursuant to Section 5.2(a), 5.2(b) or 5.2(c) of the Agreement), if either (A) the Members so agree or (B) the Members’ Capital Account balances are not in proportion to the Members’ Percentage Interests, the Capital Accounts shall be restated in accordance with Treas. Regs. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with Subparagraph 4.2(a). For purposes of Paragraph 3.3, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member’s Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this Subparagraph 4.1(i), the Members’ shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this Subparagraph 4.1(i) shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to Subparagraph 3.6(b).

4.2 Liquidation. In the event the Company is dissolved pursuant to Section 11.3 of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to Sections 5.2, 6.4, or 6.5 of the Agreement):

(a) The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of Article III of this Exhibit C if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Members provided, however, that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

(b) After making the foregoing adjustments and/or contributions, and after taking into account all allocations under Article III, including Subparagraph 3.3(c) and giving effect to all sales or distributions of production through the date of the final distribution, all remaining Assets shall be distributed to the Members in proportion to their respective Percentage Interests at such time; provided that, if, at the time of the distribution under this Subparagraph 4.2(b) there is an Unpaid Contribution Amount with respect to any Member, then for purposes of making the distributions under this Subparagraph 4.2(b) (i) each Member shall be treated as having made a capital contribution to the Company equal to such Member’s Unpaid Contribution Amount, (ii) the aggregate proceeds available for distribution shall be deemed to include any such Unpaid Contribution Amount(s), and (iii) each Member with an Unpaid Contribution Amount shall be treated as receiving, as a part of the distribution under this Subparagraph 4.2(b) but prior to any other distribution of assets, an amount equal to such Member’s Unpaid Contribution Amount, and the remaining assets to be distributed to such Member shall be adjusted accordingly, and provided further that, if the Company was dissolved upon an election by POS-Minerals pursuant to Section 11.1(b) of the Agreement, the amount distributable to POS-Minerals under Section 4.1(c)(iii) of the Agreement shall be distributed to POS-Minerals and thereafter the remaining Assets shall be distributed to Nevada Moly. Unless otherwise expressly agreed by both Members, with respect to any asset distributed in kind, each Member shall receive an undivided interest in such Asset in equal to the Member’s portion of the total distributions made pursuant to this Subparagraph 4.2(b) at the time of distribution. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to Subparagraph 4.2(a) above.

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(c) All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Regs. §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

4.3 Deemed Terminations. Notwithstanding the provisions of Paragraph 4.2, if the “liquidation” of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) Subparagraphs 4.2(a) and (b) shall not apply, (ii) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Members in proportion to their interests in the Company in liquidation thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit C.

4.4 Withholding. To the extent the Company is required by applicable law or any tax treaty to withhold or to make tax payments on behalf of or with respect to any Member (including, by way of example and not limitation, any withholding required by Section 1446 of the Code), the Company shall withhold amounts from distributions to Members and make such tax payments as so required. The amount of such payments shall constitute an advance by the Company to such Member and shall be repaid to the Company by reducing the amount of the current or next succeeding distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, such Member shall pay to the Company the amount of such insufficiency.

ARTICLE V
SALE OR ASSIGNMENT

The Members agree that if either one of them makes a sale or assignment of its Membership Interest, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by the termination of the Company.

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EXHIBIT D

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable worker’s compensation laws and purchase protection for the Company and the Members, as additional insureds, comparable to that provided under commercially available standard insurance policies (subject to normal exclusions) for (i) comprehensive public liability and property damage with combined primary limits of One Million Dollars ($1,000,000) for bodily injury and property damage; (ii) automobile insurance with combined primary limits of One Million Dollars ($1,000,000); and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations, subject to varying levels of loss prevention. The Manager shall have no right to permit the Company to self-insure for the insurance provided under clauses (i), (ii) and (iii) above. Each Member may self-insure or purchase for its own account such additional excess insurance as it deems necessary.

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EXHIBIT F

MAJOR PERMITS

Permit/Approval	Granting Agency
Plan of Operations/Record of Decisions	U.S. Bureau of Land Management
Explosives Permit	U.S. Bureau of Alcohol, Tobacco and Firearms
EPA Hazardous Waste ID Number	U.S. Environmental Protection Agency
Air Quality Permit	NV Division of Environmental Protection/Bureau of Air Pollution Control
Reclamation Permit	NV Division of Environmental Protection/Bureau of Mining Regulation and Reclamation
Water Pollution Control Permit	NV Division of Environmental Protection/Bureau of Mining Regulation and Reclamation
Solid Waste Class III Landfill Waiver	NV Division of Environmental Protection/Bureau of Solid Waste

EXHIBIT F TO AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC;
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EXHIBIT H

EXAMPLE CALCULATION OF CATCH-UP CONTRIBUTION

Initial _ Catch – Up _ Contribution = PMPIx	NMC	– PMC
NMPI
PMPI = Percentage Interest of POS-Minerals
NMC =
Nevada Moly capital contributions through Third Contribution Installment Date
(including the Contributed Assets Value reduced by the Third Installment Value Adjustment but excluding Excess Nevada Moly Contribution)

NMPI = Percentage Interest of Nevada Moly
PMC = POS-Minerals capital contributions through Third Contribution Installment Date

For example, if
PMPI = 20%
NMC = $850 million
NMPI = 80%
PMC = $170 million

Initial _ Catch – Up _ Contribution = 20%x	$850,000,000	– $170,000,000
80%
Initial _ Catch – Up _ Contribution = $42,500,000

Additional _ Catch – Up _ Contribution = PMPIx	NMC + ENMC	– (PMC + Initial _ Catch – Up _ Contribution)
NMPI

ENMC = Excess Nevada Moly Contribution

For example, if
ENMC = $7.5 million
Additional Catch −Up Contribution = 20% x	$850,000,000 + $7,500,000	− ($170,000,000 + $42,500,000)
80%
Additional _ Catch −Up _ Contribution = $1,875,000

EXHIBIT H TO AMENDED AND RESTATED LLC AGREEMENT OF EUREKA MOLY, LLC;
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